Exhibit 10.1

LOAN AGREEMENT

Dated:    November 5, 2003

BETWEEN:-

(1)                                  SILJA OYJ ABP, a company incorporated according to the laws of Finland with registered office at Bulevardi 1A, P.O. Box 659, FIN-00101, Helsinki, Finland (“the Borrower”); and

(2)                                  the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together “the Banks” and each a “Bank”); and

(3)                                  NORDEA BANK DANMARK A/S, acting as paying agent through its office at Christiansbro, Strandgade 3, P.O. Box 850, DK-0900 Copenhagen C, Denmark (in that capacity “the Paying Agent”); and

(4)                                  NORDEA BANK FINLAND plc, acting as security agent through its office at Satamaradankatu 5, Helsinki, FIN-00020, Finland, (in that capacity “the Security Agent”); and

(5)                                  HSH NORDBANK AG, acting as documentation agent through its office at Martensdamm 6, D-24103 Kiel, Federal Republic of Germany (in that capacity “the Documentation Agent”); and

(6)                                  NORDEA BANK DANMARK A/S, acting as lead arranger through its office at Christiansbro, Strandgade 3, P.O. Box 850, DK-0900 Copenhagen C, Denmark (in that capacity “the Lead Arranger”); and

(7)                                  the banks listed in Schedule 2, each acting through its office at the address indicated against its name in Schedule 2 (together “the Co-Arrangers” and each a “Co-Arranger”); and

(8)                                  the companies listed in Schedule 3, each of which is a company incorporated according to the laws of the country indicated against its name in Schedule 3, with registered office at the address indicted against its name in Schedule 3 (together “the Owners” and each an “Owner”).

WHEREAS:-

Each of the Banks has agreed to advance to the Borrower its respective Commitment of an aggregate amount of (i) a term loan not exceeding two hundred and fifteen million euro (€215,000,000) and (ii) a revolving credit facility not exceeding one hundred and twenty six million euro (€126,000,000) in order to assist the Borrower in re-financing certain indebtedness.

IT IS AGREED  as follows:-

1                                         Definitions and Interpretation

1.1                                 Definitions

In this Agreement:-

1.1.1                        “the Address for Service” means c/o Sea Containers Services Limited of Sea Containers House, 20 Upper Ground, London SE1 9PF or, in relation to any of the Security Parties, such other address in England and Wales as that Security Party may from time to time designate by no fewer than ten days’ written notice to the Agents.

1.1.2                        “the Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

1.1.3                        “the Advance Date”, in relation to any Drawing, means the date on which that Drawing is advanced by the Banks to the Borrower pursuant to Clause 2.

1.1.4                        “Affiliate” means a Subsidiary or a Parent Company of a person or any other Subsidiary of that Parent Company.

1.1.5                        “the Agents” means the Paying Agent and the Security Agent together.

1.1.6                        “Approved Brokers” means the sale and purchase brokers set out in Schedule 4 hereto or any other brokers agreed between the Paying Agent and the Borrower.

1.1.7                        “the Assignments” means the Earnings Assignments, the Insurance Assignments and the Charter Guarantee Assignment.

1.1.8                        “the Availability Termination Date” means the date forty five (45) days after the date of this Agreement or such later date as the Banks may in their discretion agree.

1.1.9                        “Bareboat Charterers” means

(i)                                     in respect of SILJA FESTIVAL, SILJA OPERA and SILJA SYMPHONY, Silja Line AB;

(ii)                                  in respect of FINNJET, the Borrower; and

(iii)                               in respect of WALRUS, Havens.

1.1.10                  “Bareboat Charters” means the charters of the Vessels (other than SILJA SERENADE and STAR WIND) between the relevant Owners and the relevant Bareboat Charterers.

1.1.11                  “Borrowed Money” means indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) rental payments under and any amounts payable on termination of leases (whether in respect of ships, land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (v) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vi) guarantees or other assurances against financial loss in respect of indebtedness of any person, firm or company falling within any of (i) to (v) above.

1.1.12                  “Borrower’s Obligations” means all of the liabilities and obligations of the Borrower to the Agents or any of the Banks or Swap Banks under or pursuant to the Security Documents to which it is a party, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally with any other and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

1.1.13                  “Break Costs” means all costs, losses, premiums or penalties incurred by the Agents or any Bank in the circumstances contemplated by Clause 19.4, or as a result of it receiving any prepayment of all or any part of the Facility (whether pursuant to Clause 5 or otherwise), or any other payment under or in relation to the Security Documents on a day other than at the end of an Interest Period or the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Facility, and any liabilities, expenses or losses incurred by the Agents or any Bank or any Swap Bank in terminating or reversing, or otherwise in connection with, any Hedging Transaction or other interest rate and/or currency swap, transaction or arrangement entered into by the Agents or any Bank or any Swap Bank to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement or a Master Agreement.

1.1.14                  “Business Day” means a day on which banks are open for the transaction of business of the nature contemplated by this Agreement (and not authorised by law to close) in London, England; Copenhagen, Denmark; Helsinki, Finland; Hamburg, Federal Republic of Germany and any other financial centre which any Bank may consider appropriate for the operation of the provisions of this Agreement and a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System (TARGET) is operating.

1.1.15                  “Capital Loan Agreement” means the subordinated bond agreement dated 26 February 1993 and as amended on 30 December 1996 regulating the Capital Loan.

1.1.16                  “Capital Loan” means the loan originally in the amount of FIM 50,000,000 made available to the Borrower by Nordea Bank Finland Plc (formerly known as Merita Bank plc) pursuant to the Capital Loan Agreement.

1.1.17                  “Charter Guarantee” means the guarantee issued by Citibank N.A. guaranteeing (in part) the obligations of Havens under the Bareboat Charter for WALRUS.

1.1.18                  “Charter Guarantee Assignment” means the deed of assignment of the Charter Guarantee referred to in Clause 10.9.

1.1.19                  “Charter Rights”, in relation to a Vessel, means all rights and benefits accruing to the Owner of that Vessel under or pursuant to the relevant Bareboat Charter and not forming part of the Earnings.

1.1.20                  “the Citigroup Pledge”  means the third priority pledge of the issued share capital of the Guarantor issued in favour of Citicorp Trustee Company Limited

1.1.21                  “Commitment” means, in relation to each Bank, the amount of the Facility which that Bank agrees to advance to the Borrower as its several liability as indicated against the name of that Bank in Schedule 1 and/or, where the context permits, the amount of the Facility advanced by that Bank and remaining outstanding.

1.1.22                  “Commitment Commission” means the commitment commission to be paid by the Borrower to the Paying Agent pursuant to Clause 8.2.

1.1.23                  a “Communication” means any notice, approval, demand, request or other communication from one party to this Agreement to any other party to this Agreement.

1.1.24                  “the Communications Address” means Silja Oyj Abp of Bulevardi 1A, P.O. Box 659, FIN-00101 Helsinki, Finland (fax no: +358 9 180 4640) marked for the attention of Chief Financial Officer.

1.1.25                  “the Company” means, at any given time and in relation to any Vessel, the company responsible for the Vessel’s compliance with the ISM Code pursuant to paragraph 1.1.2 of the ISM Code.

1.1.26                  a “Confirmation” means a Confirmation exchanged, or deemed exchanged, between a Swap Bank and the Borrower as contemplated by a Master Agreement.

1.1.27                  “Consolidated Cash Reserves” means the consolidated Liquid Assets of the Borrower (and its Subsidiaries) including any available but undrawn amounts of the Revolving Credit.

1.1.28                  “Convertible Bond” means the seven per centum (7%) FIM 329,000,000 convertible subordinated bond issued by the Borrower which matures on 18 February 2004.

1.1.29                  “Currency of Account” means, in relation to any payment to be made to the Agents or a Bank or a Swap Bank under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document.

1.1.30                  “the Debt Service Coverage Ratio” means EBITDA divided by the Financial Expenses of the Borrower.

1.1.31                  “the Deed of Co-ordination and Subordination” means the deed to be entered into between the Agents, the Banks, the Borrower, the Owners, the Guarantor, the Shareholder Guarantor, the Junior Agents and the Junior Banks.

1.1.32                  “the Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1 (each a “Deed of Covenants”).

1.1.33                  “Default Rate” means the rate being the aggregate of the Margin and two per centum (2%) per annum above the cost to the Banks of obtaining funds in amount similar to the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Paying Agent shall determine.

1.1.34                  “DOC” means, in relation to each Company, a valid Document of Compliance issued for the Company by the Administration pursuant to paragraph 13.2 of the ISM Code.

1.1.35                  “Drawdown Notice” means a notice complying with Clause 2.3.

1.1.36                  “Drawing” means a part of the Facility advanced by the Banks to the Borrower in accordance with Clause 2.3 being either the Loan Drawing or a Revolving Credit Drawing.

1.1.37                  “Earnings”, in relation to a Vessel, means all hires, freights, pool income and other sums payable to or for the account of the Owner in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

1.1.38                  “the Earnings Accounts” means a bank account in the name of the Borrower with Nordea Bank Finland Plc under account number 233318-3206 and an account in the name of the Borrower held with Svenska Handelsbanken AB (publ) under account number 6140-36802328.

1.1.39                  “the Earnings Assignments” means the deeds of assignment of Earnings and Charter Rights and/or Earnings assignment agreements referred to in Clause 10.8 (each an “Earnings Assignment”).

1.1.40                  “EBITDA” means the total consolidated revenues of the Borrower for the preceding 12 month period as contained in the four (4) most recent consolidated income statements for the Borrower less Operating Expenses and charter payments, but excluding all extraordinary income and costs and one-off items.

1.1.41                  “Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, preferential right, option, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security or payment priority.

1.1.42                  “EURIBOR” means the applicable Screen Rate, rounded to the nearest four decimal places downwards (if the digit displayed in the fifth decimal place is 1, 2, 3 or 4) or upwards (if the digit in the fifth decimal place is 5, 6, 7, 8 or 9).

1.1.43                  “euro” and “€” means the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

1.1.44                  “Event of Default” means any of the events set out in Clause 14.2.

1.1.45                  “the Facility” means the Loan and the Revolving Credit made available by the Banks to the Borrower on the terms and subject to the conditions of this Agreement.

1.1.46                  “the Facility Period” means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Borrower has ceased to be under any further actual or contingent liability to the Banks or the Swap Banks or to the Agents under or in connection with the Security Documents.

1.1.47                  “the Fee Letter” means a letter from the Paying Agent to the Borrower setting out certain fees, commissions and other sums payable by the Borrower to the Agents in connection with the Loan.

1.1.48                  “Final Maturity Date” means the earlier of seven (7) years from the first Advance Date or 1 October 2010.

1.1.49                  “Financial Expenses” means all amounts of interest, the Margin, commitment fees and principal repayments, including interest and principal repayments hereunder and under the Junior Loan, payable during the next following period of 12 months (excluding principal repayments in respect of the Convertible Bonds).  For the purposes of calculating prospective interest payments under this definition, in all cases the twelve month EURIBOR rate prevailing at the date of calculation shall be used and it shall be assumed that the Facility has been drawn in full.

1.1.50                  “Finnish Companies Act” means the Finnish Companies Act 29.9.1978/734 as amended and varied from time to time.

1.1.51                  “Finnish GAAP” means accounting principles generally accepted in Finland consistently applied.

1.1.52                  “Finnish Markka” and “FIM” means the currency in use in Finland at the date of the Capital Loan Agreement and the Convertible Bond.

1.1.53                  “Free Equity” means free equity as approved from time to time by the annual shareholders’ meeting in accordance with Finnish GAAP.

1.1.54                  “Group”  means the Borrower and all of its Subsidiaries.

1.1.55                  “Group Tripartite Agreements” means the tripartite agreements in respect of the vessels SILJA FESTIVAL, SILJA OPERA, SILJA SYMPHONY and FINNJET referred to in Clause 10.7.

1.1.56                  “the Guarantee” means the guarantee and indemnity of the Guarantor referred to in Clause 10.3.

1.1.57                  “the Guarantor” means Silja Holdings Limited and/or (where the context permits) any other person or company who shall at any time during the Facility Period give to the Banks or the Swap Banks or to the Agents on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

1.1.58                  “Havens” means Havens Pte Ltd, a company incorporated under the laws of Singapore.

1.1.59                  a “Hedging Transaction” means a transaction entered into between a Swap Bank and the Borrower pursuant to a Master Agreement for the express purpose of hedging all or part of the Borrower’s interest rate risk pursuant to this Agreement.

1.1.60                  “the Indebtedness” means the Loan; the Revolving Credit Outstandings; any Master Agreement Liabilities; all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Agents or to the Banks or to the Swap Banks pursuant to the Security Documents; any damages payable as a result of any breach by the Borrower of any of the Security Documents; and any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Security Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding.

1.1.61                  an “Instructing Group” means at least three Banks whose combined Proportionate Shares exceed sixty six point six six per centum (66.66%).

1.1.62                  “the Insurance Assignments” means the deeds of assignment of the Insurances and Requisition Compensation referred to in Clause 10.2 (each an “Insurance Assignment”).

1.1.63                  “Insurances”, in relation to a Vessel, means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value or her Earnings and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium.

1.1.64                  “Interest Payment Date” means each date for the payment of interest in accordance with Clause 6.

1.1.65                  “Interest Period” means each interest period selected by the Borrower or agreed by the Paying Agent pursuant to Clause 6.

1.1.66                  “the ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974.

1.1.67                  “the Junior Agents” means the Agents in their capacities as agents for the Junior Banks under the Junior Loan Agreement.

1.1.68                  “the Junior Banks” means those lenders set out in schedule 1 of the Junior Loan Agreement.

1.1.69                  “the Junior Loan” means the €54,000,000 loan advanced or to be advanced to the Shareholder Guarantor by the Junior Banks pursuant to the Junior Loan Agreement.

1.1.70                  “the Junior Loan Agreement” means the loan agreement in respect of the Junior Loan made or to be made between, amongst others, the Shareholder Guarantor and the Junior Banks.

1.1.71                  “law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

1.1.72                  “Liquid Assets” means cash, bank deposits and unused credit facilities in accordance with Finnish GAAP excluding any unused Shareholder Loans from the Shareholder Guarantor, which are in each case free of any Encumbrance.

1.1.73                  “Liquidity Ratio” means Consolidated Cash Reserves divided by the total consolidated liabilities of the Borrower and in this calculation any available but undrawn amounts of the Revolving Credit shall be construed as both assets and liabilities.

1.1.74                  “the Loan” means the aggregate amount up to the Maximum Loan Amount from time to time advanced by the Banks to the Borrower pursuant to Clause 2 or, where the context permits, the amount of the Loan Drawing advanced and for the time being outstanding.

1.1.75                  “Loan Drawing” means the Loan advanced by the Banks to the Borrower in accordance with Clause 2.2.

1.1.76                  “the Managers” means Seawind Line Oy Ab in respect of “STAR WIND”, Seahawk, North America in respect of “WALRUS” and the Borrower in respect of all other Vessels, or such other commercial and/or technical managers of the Vessels nominated by the Owners as the Agents may approve.

1.1.77                  “Mandatory Cost” means, for each Bank to which it applies, the cost imputed to that Bank of compliance with the mandatory requirements of any relevant regulatory authority.

1.1.78                  “the Margin” means one point six two five per centum (1.625%) per annum.

1.1.79                  “the Market Value” in respect of any Vessel means the arithmetic average of valuations carried out by two Approved Brokers, one appointed by the Agent the other by the Borrower, such  valuations to be on a “willing buyer, willing seller” charter free basis.

1.1.80                  “Master Agreements” means the ISDA Master Agreements (or any other form of master agreement relating to interest or currency exchange transactions) entered into between each Swap Bank and the Borrower on or about the date hereof, including each Schedule to any Master Agreement and any Confirmation exchanged pursuant to any Master Agreement.

1.1.81                  “the Master Agreement Liabilities” means, at any relevant time, all liabilities of the Borrower to a Swap Bank under or pursuant to a Master Agreement, whether actual or contingent, present or future.

1.1.82                  “the Maximum Facility Amount means three hundred and forty one million euro (€341,000,000).

1.1.83                  “the Maximum Loan Amount” means two hundred and fifteen million euro (€215,000,000).

1.1.84                  “the Maximum Revolving Credit Amount” means (subject to Clause 2.5) one hundred and twenty six million euro (€126,000,000) and as reduced in accordance with Clause 5.4.

1.1.85                  “the Mortgagees’ Insurances” means all policies and contracts of mortgagees’ interest insurance, mortgagees’ additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Agents on behalf of the Banks and the Swap Banks in relation to the Vessels.

1.1.86                  “the Mortgages” means the first preferred or priority mortgages and where relevant the pledges thereof referred to in Clause 10.1 (each a “Mortgage”).

1.1.87                  “Net Book Value” means the aggregate of any consolidated untaxed reserves, consolidated equity (excluding the Capital Loan and the Convertible Bonds) and any Shareholder Loan less the lower of Free Equity and any outstanding intercompany loans provided by the Borrower to the Guarantor and/or the Shareholder Guarantor.

1.1.88                  “Net Book Value Ratio” means the Net Book Value expressed as a percentage of the Borrower’s total consolidated assets including the capitalisation of leased ships, defined as per Finnish GAAP, but excluding

‘“SILJA EUROPA” until her acquisition by the Borrower and the lower of Free Equity and any outstanding intercompany loans provided by the Borrower to the Guarantor and/or the Shareholder Guarantor.

1.1.89                  “Operating Expenses” means expenses properly and reasonably incurred by the Owners in connection with the operation, employment, maintenance, repair and insurance of the Vessels.

1.1.90                  “Owner” means, in relation to a Vessel, the Owner against whose name the name of that Vessel appears in Schedule 3.

1.1.91                  “Owners’ Liabilities” means all of the liabilities and obligations of the Owners to the Agents under or pursuant to the Owners’ Guarantee, whether actual or contingent, including (without limitation) interest at the Default Rate.

1.1.92                  “Owners’ Guarantee” means the guarantee and indemnity contained in Clause 9.

1.1.93                  “Parent Company” means in relation to a person, an entity of which that person is a Subsidiary.

1.1.94                  “Permitted Encumbrance” means any Encumbrance which has the prior written approval of the Paying Agent (including, but not limited to, the Citigroup Pledge), or any Encumbrance arising either by operation of law or in the ordinary course of the business of any of the Security Parties which is discharged when due in the ordinary course of business.

1.1.95                  “Potential Event of Default” means any event which, with the giving of notice and/or the passage of time, would constitute an Event of Default.

1.1.96                  “Proceedings” means any suit, action or proceedings begun by the Agents or any of the Banks or any of the Swap Banks arising out of or in connection with the Security Documents.

1.1.97                  “Proportionate Share” means, at any time, the proportion which that Bank’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Banks (whether or not advanced).

1.1.98                  “Reference Banks” means Nordea Bank Danmark A/S, Nordea Bank Finland Plc, HSH Nordbank AG, Fortis Bank S.A./N.V. and The Governor and Company of the Bank of Scotland.

1.1.99                  “Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.

1.1.100            “Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower pursuant to Clause 5.

1.1.101            “Required Sale Prepayment Amount” means, in relation to a Vessel, seventy per centum (70%) of the net sales proceeds of any sale on arms length commercial terms and on a mortgage free basis to an unconnected third party (or, in the case of a sale to an Affiliate, seventy per centum (70%) of the Market Value).

1.1.102            “Requisition Compensation”, in relation to a Vessel, means all compensation or other money which may from time to time be payable to the Owner as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

1.1.103            “Revolving Credit” means the aggregate amount up to the Maximum Revolving Credit Amount from time to time advanced by the Banks to the Borrower pursuant to Clause 2 or, where the context permits, the aggregate amount of all Revolving Credit Drawings advanced and for the time being outstanding.

1.1.104            “Revolving Credit Drawing” means a part of the Revolving Credit advanced by the Banks to the Borrower in accordance with Clause 2.2.

1.1.105            “Revolving Credit Outstandings” at any time means the total of all Revolving Credit Drawings made at that time to the extent not reduced by repayments, prepayments and voluntary reductions.

1.1.106            “Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen (or such other page or pages which replace(s) such page) for the purpose of displaying offered rates of leading banks, for deposits in euros of amounts equal to the amount of the relevant Drawing for a period equal in length to the relevant Interest Period or, if there is no such display rate then available, the rate (rounded upwards to the nearest whole multiple of one sixteenth of one per centum) at which deposits in euros of amounts comparable to the amount of the Drawing in question are offered to the Reference Banks (or four of them if one is unable to quote a rate) in the European Interbank market for a period equal in length to the relevant Interest Period.

1.1.107            “the Security Documents” means this Agreement, the Mortgages, the Deeds of Covenants, the Assignments, the Tripartite Agreements, the Guarantee, the Shareholder Guarantee, the Share Pledges, the Master Agreements or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

1.1.108            “Security Parties” means the Borrower, the Guarantor, the Shareholder Guarantor, the Owners, the Bareboat Charterers (other than Havens) and any other person or company who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them.

1.1.109            “the Share Pledges” means the pledges of the issued share capital of the Borrower and the Guarantor referred to in Clause 10.5 (each a “Share Pledge”).

1.1.110            “Shareholder Guarantee” means the guarantee and indemnity of the Shareholder Guarantor referred to in Clause 10.4.

1.1.111            “Shareholder Guarantor” means Sea Containers Ltd and/or (where the context permits) any other person or company who shall at any time during the Facility Period give to the Banks or the Swap Banks or to the Agents on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

1.1.112            “Shareholder Loans” means any unsecured, fully subordinated loans from the Shareholder Guarantor or the Guarantor to the Borrower.

1.1.113            “SMC” means, in relation to each Vessel, a valid safety management certificate issued for that Vessel by or on behalf of the relevant Administration pursuant to paragraph 13.4 of the ISM Code.

1.1.114            “SMS” means, in relation to each Vessel, a safety management system for that Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code.

1.1.115            “Subsidiary” means an organisation from time to time over which the Borrower exercises a dominant influence either (i) by having a majority of the voting rights attached to shares, memberships or participations and this majority is based on ownership, membership, articles of association, company agreement or rules corresponding thereto or other contract or (ii) by holding the right to appoint the majority of the members of the board of directors or other corresponding body of the other organisation or of a body with such power of appointment and the right of appointment is based on the facts as mentioned above in (i) in accordance with and as ruled in the Finnish Companies Act Chapter 1 Section 3 (14.2.97/145 or as amended or re-enacted from time to time).

1.1.116            “Surety” means any person (other than the Borrower and the Security Agent, the Guarantor, the Shareholder Guarantor or the Owners) who has given or who may in the future give to the Agents or any of the Banks or any of the Swap Banks any security or guarantee and indemnity for or in relation to the Borrower’s Obligations.

1.1.117            “Swap Banks” means each of the Co-Arrangers and the Security Agent, acting in their capacity as swap providers under any relevant Master Agreement.

1.1.118            “Taxes” means all taxes, levies, imposts, duties, charges, fees, deductions and withholdings (including any related interest, fines, surcharges and penalties) and any restrictions or conditions resulting in any charge, other than taxes on the overall net income of an Agent or of a Bank or of a Swap Bank, and “Tax” and “Taxation” shall be interpreted accordingly.

1.1.119            “Total Loss”, in relation to a Vessel, means:-

(a)                                  an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)                                 the requisition for title or compulsory acquisition of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)                                  the capture, seizure, arrest, detention or confiscation of that Vessel, unless the Vessel is released and returned to the possession of the Owner within sixty days after the capture, seizure, arrest, detention or confiscation in question.

1.1.120            “Transfer Certificate” means a certificate materially in the form of Appendix B.

1.1.121            “Transfer Date”, in relation to a transfer of any of a Bank’s rights and/or obligations under or pursuant to this Agreement, means the fifth Business Day after the date of delivery of the relevant Transfer Certificate to the Paying Agent, or such later Business Day as may be specified in the relevant Transfer Certificate.

1.1.122            “Transferee” means any bank or financial institution to which a Bank transfers any of its rights and/or obligations under or pursuant to this Agreement.

1.1.123            “Tripartite Agreements” means the Walrus Tripartite Agreement and the Group Tripartite Agreements together, and “Tripartite Agreement” means any of them.

1.1.124            “the Trust Property” means:-

(a)                                  the benefit of the covenant contained in Clause 10; and

(b)                                 all benefits arising under (including, without limitation, all proceeds of the enforcement of) the Owners’ Guarantee; and

(c)                                  all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (other than this Agreement), with the exception of any benefits arising solely for the benefit of the Agents.

1.1.125            “the Underlying Documents” means the Bareboat Charters, the Charter Guarantee, the Convertible Bond, the Capital Loan Agreement.

1.1.126            “the Vessels” means the vessels listed in Schedule 3 and everything now or in the future belonging to them on board and ashore (each a “Vessel”).

1.1.127            “Walrus Tripartite Agreement” means the tripartite agreement in respect of the vessel “WALRUS” referred to in Clause 10.6.

1.2                                 Interpretation

In this Agreement:-

1.2.1                        words denoting the plural number include the singular and vice versa;

1.2.2                        words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3                        references to Recitals, Clauses, Schedules and Appendices are references to recitals and clauses of, and schedules and appendices to, this Agreement;

1.2.4                        references to this Agreement include the Recitals, the Schedules and the Appendices;

1.2.5                        the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6                        references to any document (including, without limitation, to all or any of the Security Documents) are, unless the context otherwise requires,

references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7                        references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8                        words and expressions defined in a Master Agreement, unless the context otherwise requires, have the same meaning;

1.2.9                        references to a Bank or to a Swap Bank or to an Agent include its successors, transferees and assignees;

1.2.10                  references to times of day are to London time.

1.3                                 Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Agents or any of the Banks and the Borrower or their representatives prior to the date of this Agreement.

1.4                                 Joint and several liability

1.4.1                        All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Owners shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Owners jointly and severally.

1.4.2                        Each of the Owners agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by any other Owner or the Borrower and/or to take the benefit of any security taken by the Banks or the Swap Banks or by the Agents pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agents may require.  Each of the Owners agrees to hold any sums received by it as a result of its having exercised any such right on trust for the Agents (as agents for the Banks and the Swap Banks) absolutely.

1.4.3                        Each of the Owners agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against any other Owner or the Borrower in respect of any liability owed to it by that other Owner or the Borrower under or in connection with the Security Documents, nor prove in competition with the Banks or the Swap Banks or the Agents in any liquidation of (or analogous proceeding in respect of) any other Owner or the Borrower in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Banks or the Swap Banks or the Agents for the repayment of the Indebtedness.

2                                         The Loan and its Purpose

2.1                                 Agreement to lend  Subject to the terms and conditions of this Agreement, and in reliance on each of the representations and warranties made or to be made in or in accordance with each of the Security Documents, each of the Banks agrees to advance to the Borrower its Commitment of an aggregate amount not exceeding the Maximum Facility Amount to be used by the Borrower for the purposes referred to in the Recital.

2.2                                 Drawings  Subject to satisfaction by the Borrower of the conditions set out in Clause 3.1, and subject to Clause 2.3 and Clause 2.4, the Loan shall be advanced to the Borrower in one Loan Drawing no later than the Availability Termination Date, and the Borrower shall be entitled to draw upon the Revolving Credit, provided that the maximum aggregate amount of Revolving Credit Outstandings at any given time during the Facility Period does not exceed the Maximum Revolving Credit Amount, in each case by the Paying Agent transferring the amount of the Drawing in question to the Borrower by such method of funds transfer as the Paying Agent and the Borrower shall agree.

2.3                                 Advance of Drawings  Each Drawing shall be advanced in euros, on a Business Day, provided that the Borrower shall have given to the Paying Agent not more than ten and not fewer than three Business Days’ notice in writing materially in the form set out in Appendix A of the required Advance Date of the Drawing in question.  For the avoidance of doubt, if a Drawing is to be made under the Loan and under the Revolving Credit, two such notices shall be required.  Each

Drawdown Notice once given shall be irrevocable and shall constitute a warranty by the Borrower that:-

2.3.1                        all conditions precedent to the advance of the Drawing requested in that Drawdown Notice will have been satisfied on or before the first Advance Date requested;

2.3.2                        no Event of Default or Potential Event of Default will then have occurred;

2.3.3                        no Event of Default or Potential Event of Default will result from the advance of the Drawing in question; and

2.3.4                        there has been no material adverse change in the business, affairs or financial condition of any of the Security Parties from that pertaining at the date of this Agreement.

The Paying Agent shall promptly notify each Bank of the receipt of each Drawdown Notice, following which each Bank will make its Proportionate Share of the amount of the requested Drawing available to the Borrower through the Paying Agent on the Advance Date requested.

2.4                                 Restrictions on Drawings  The Borrower shall not be entitled to make more than one Drawing on any Business Day (other than on the first Advance Date when two Drawings are permitted).  No Revolving Credit Drawing shall be permitted if the result is that the Maximum Revolving Credit Amount is exceeded.  No more than fifteen (15) Revolving Credit Drawings in aggregate shall be permitted at any one time of which up to five (5) shall be in amounts of not less than ten million euros (€10,000,000) each and up to ten shall be in amounts of not less than four million euros (€4,000,000) each.  To the extent that the Revolving Credit Outstandings are reduced by virtue of a prepayment pursuant to Clause 5.4 to a level below the Maximum Revolving Credit Amount, the Borrower shall again be entitled to make Drawings subject always to the other provisions of this Clause 2.

2.5                                 Maximum Revolving Credit Amount  Until the final repayment date of the Convertible Bond the Maximum Revolving Credit Amount will be eighty six million euro (€86,000,000).  From and including the date of the final repayment of the Convertible Bond, until the Final Maturity Date, the Maximum Revolving

Credit Amount will, subject to and conditional upon the Convertible Bond being simultaneously repaid, be one hundred and twenty six million euro (€126,000,000).

2.6                                 Availability Termination Date  The Banks shall not be under any obligation to advance all or any part of the Loan after the Availability Termination Date and no Revolving Credit Drawing may be made unless the Loan Drawing has been advanced.

2.7                                 Several obligations  The obligations of the Banks under this Agreement are several.  The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrower to the Agents or to the other Banks, nor shall the Agents or any other Bank be liable for the failure of a Bank to perform any of its obligations under or in connection with this Agreement.

2.8                                 Application of Loan  Without prejudice to the obligations of the Borrower under this Agreement, neither the Banks nor the Agents shall be obliged to concern themselves with the application of the Loan by the Borrower.

2.9                                 Loan and control accounts  The Paying Agent will open and maintain such loan and control accounts as it shall consider necessary or desirable.

3                                         Conditions Precedent and Subsequent

3.1                                 Conditions Precedent  Before any Bank shall have any obligation to advance any part of the first Drawing, the Borrower shall deliver or cause to be delivered to or to the order of the Agents the following documents and evidence:-

3.1.1                        Evidence of incorporation  Such evidence as the Agents may reasonably require that each Security Party was duly incorporated in its country of incorporation and remains in existence and, where appropriate, in good standing, with power to enter into, and perform its obligations under, those of the Security Documents to which it is, or is intended to be, a party, including (without limitation) a copy, certified by a director or the secretary or an authorised officer of the Security Party in question as true, complete, accurate and unamended, of all documents establishing or limiting the constitution of each Security Party.

3.1.2                        Corporate authorities  A copy, certified by a director or the secretary or an authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of a resolution of the directors of each Security Party and, in respect of Crown Cruise Line Incorporated S.A. only, a resolution of the shareholders (together, where appropriate, with signed waivers of notice of any directors’ or shareholders’ meetings) approving, and authorising or ratifying the execution of, those of the Security Documents to which that Security Party is or is intended to be a party and all matters incidental thereto.

3.1.3                        Officer’s certificate  A certificate signed by a duly authorised officer of each of the Security Parties setting out the names of the directors, officers and (other than in the case of the Shareholder Guarantor) shareholders of that Security Party.

3.1.4                        Power of attorney  The power of attorney of each of the Security Parties under which any documents are to be executed or transactions undertaken by that Security Party, notarially attested and legalised if required by the Agents.

3.1.5                        Vessel documents  Photocopies, certified as true, accurate and complete by a director or the secretary of the Owner, of (in respect of each Vessel):-

(a)                                  the Bareboat Charter or other contract of employment of that Vessel which will be in force on the first Advance Date;

(b)                                 the management agreement between the Owner and the Managers relating to that Vessel (except in relation to WALRUS); and

(c)                                  that Vessel’s current SMC; and

(d)                                 the relevant Company’s current DOC;

in each case together with all addenda, amendments or supplements.

3.1.6                        Evidence of ownership  Certificate(s) of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) at the Vessel’s port of registry confirming that each Vessel is on the first Advance

Date owned by her Owner and in the case of WALRUS only, free of registered Encumbrances.

3.1.7                        Evidence of insurance  Evidence that each Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Agents) the written approval of the Insurances by an insurance adviser appointed by the Agents.

3.1.8                        Confirmation of class  A Certificate of Confirmation of Class for hull and machinery confirming that each Vessel is classed with the highest class applicable to vessels of her type with Lloyd’s Register of Shipping, Det Norske Veritas or such other classification society as may be acceptable to the Agents.

3.1.9                        Instruction to classification society  A letter of instruction from the Owner of each Vessel to that Vessel’s classification society in the form required by the Agents such letter to be served on the classification society after the occurrence of an Event of Default.

3.1.10                  Havens  Such evidence of authority of the signatory for Havens under the Walrus Tripartite Agreement as the Agents may deem necessary.

3.1.11                  The Security Documents  The Security Documents, together with all notices and other documents required by any of them, duly executed and, in the case of the Mortgages, registered with first priority through the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

3.1.12                  The Pledge Documents  The pledge documents required by the Share Pledges.

3.1.13                  Drawdown Notice  A Drawdown Notice.

3.1.14                  Process agent  A letter from Sea Containers Services Limited accepting their appointment by each of the Security Parties as agent for service of Proceedings pursuant to the Security Documents.

3.1.15                  Mandates  Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts, as the Agents or any of the Banks may require.

3.1.16                  Managers’ confirmation  The written confirmation of the Managers (except Seahawk North America) that, throughout the Facility Period unless otherwise agreed by the Agents, they will remain the commercial and technical managers of the Vessels and that they will not, without the prior written consent of the Agents, sub-contract or delegate the commercial or technical management of any Vessel to any third party.

3.1.17                  The Fee Letter  The Fee Letter countersigned on behalf of the Borrower by way of acceptance of its terms and all fees payable thereunder having been paid when due.

3.1.18                  Legal opinions  Confirmation satisfactory to the Agents that all legal opinions required by the Agents will be given substantially in the form required by the Agents.

3.1.19                  Junior Loan Agreement  Certified true copies of the Junior Loan Agreement and all security documents required thereby.

3.1.20                  Deed of Co-ordination and Subordination  The Deed of Co-ordination and Subordination duly executed by all parties thereto.

3.1.21                  Underlying Documents  Certified true copies of the Underlying Documents.

3.1.22                  Citigroup Pledge  A certified true copy of the Citigroup Pledge duly executed by all parties thereto.

3.1.23                  Know your customer requirements  Certified copies of the passport and proof of address of each of the directors of the Borrower.

3.2                                 Conditions Subsequent  The Borrower undertakes to deliver or to cause to be delivered to the Agents on, or as soon as practicable after, the first Advance Date, the following additional documents and evidence:-

3.2.1                        Evidence of registration  Evidence of registration of the Mortgages, in each case with first priority, with the Registrar of Ships (or equivalent official) at the port of registry of the Vessel concerned.

3.2.2                        Letters of undertaking  Letters of undertaking as required by the Security Documents in form and substance acceptable to the Agents.

3.2.3                        Legal opinions  The legal opinions referred to in Clause 3.1.18, duly issued.

3.2.4                        Companies Act registrations  Evidence that the prescribed particulars of the Security Documents have been delivered to any relevant registrar of companies within the appropriate statutory time limit.

3.2.5                        Master’s receipts  The master’s receipt for each of the Mortgages, if required by the laws of the flag of any Vessel.

3.3                                 No waiver  If the Banks in their sole discretion agree to advance any part of the Facility to the Borrower before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agents, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agents no later than the date specified by the Agents, and the advance of any part of the Facility shall not be taken as a waiver of the Agent’s right to require production of all the documents and evidence required by Clause 3.1.

3.4                                 Form and content  All documents and evidence delivered to the Agents pursuant to this Clause shall:-

3.4.1                        be in form and substance acceptable to the Agents;

3.4.2                        be accompanied, if required by the Agents, by translations into the English language, certified in a manner acceptable to the Agents;

3.4.3                        if required by the Agents, be certified, notarised, legalised or attested in a manner acceptable to the Agents.

3.5                                 Event of Default  No Bank shall be under any obligation to advance any part of its Commitment nor to act on any Drawdown Notice if, at the date of the Drawdown Notice or at the date on which the advance of a Drawing is requested in the

Drawdown Notice, an Event of Default or Potential Event of Default shall have occurred, or if an Event of Default or Potential Event of Default would result from the advance of the Drawing in question.

4                                         Representations and Warranties

The Borrower and each of the Owners represents and warrants to each of the Banks and to the Agents at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Advance Date and at each Interest Payment Date as follows:-

4.1                                 Incorporation and capacity  Each of the Security Parties is a body corporate duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, in each case with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business, and all of the corporate shareholders (if any) of each Security Party are duly constituted and existing under the laws of their countries of incorporation with perpetual corporate existence and the power to sue and be sued, to own their assets and to carry on their business.

4.2                                 Solvency None of the Security Parties is insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of any of the Security Parties or all or any substantial part of their assets.

4.3                                 Binding obligations  The Security Documents when duly executed and delivered will constitute the legal, valid and binding obligations of the Security Parties enforceable in accordance with their respective terms and each of the Owners further confirm that their entering into the Owners’ Guarantee in Clause 9 is for their corporate and commercial benefit.

4.4                                 Satisfaction of conditions  All acts, conditions and things required to be done and satisfied and to have happened prior to the execution and delivery of the Security Documents in order to constitute the Security Documents the legal, valid and binding obligations of the Security Parties in accordance with their respective terms have been done, satisfied and have happened in compliance with all applicable laws.

4.5                                 Registrations and consents  With the exception only of the registrations referred to in Clause 3.2, all (if any) consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the execution, delivery, performance, validity or enforceability of the Security Documents have been obtained or made and remain in full force and effect and none of the Owners nor the Borrower is aware of any event or circumstance which could reasonably be expected adversely to affect the right of any of the Security Parties to hold and/or obtain renewal of any such consents, licences, approvals or authorisations.

4.6                                 Disclosure of material facts  None of the Owners nor the Borrower is aware of any material facts or circumstances which have not been disclosed to the Agents and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make facilities of the nature contemplated by this Agreement available to the Borrower.

4.7                                 No material litigation  There is no action, suit, arbitration or administrative proceeding pending or to its knowledge about to be pursued before any court, tribunal or governmental or other authority which would, or would be likely to, have a materially adverse effect on the business, assets, financial condition or creditworthiness of any of the Security Parties.

4.8                                 No breach of law or contract  The execution, delivery and performance of the Security Documents will not contravene any contractual restriction or any law binding on any of the Security Parties or on any shareholder (whether legal or beneficial) of any of the Security Parties, or the constitutional documents of any of the Security Parties, nor result in the creation of, nor oblige any of the Security Parties to create, any Encumbrance over all or any of its assets, with the exception of the Encumbrances created by or pursuant to the Security Documents, and, in entering into those of the Security Documents to which it is, or is to be, a party, and in borrowing the Loan and entering into the Revolving Credit facility, the Borrower is acting for its own account.

4.9                                 Financial information  All financial information and other documentation submitted to the Agents by or on behalf of the Borrower in connection herewith is accurate and correct in all material respects and is not misleading and that to the best of their knowledge the information relating to the Borrower, the Guarantor and the Shareholder Guarantor contained in the confidential information memorandum prepared in connection herewith is correct in all material respects, does not contain any untrue statements of a material nature or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (it being agreed and acknowledged that no representation or warranty is made concerning the estimates and projections contained therein other than that they were made in good faith).

4.10                           Pari Passu  The claims of the Agents and the Banks hereunder will rank at least pari passu with the claims of all unsecured creditors of the Borrower and/or the Owners other than claims of such creditors to the extent that they are statutorily preferred.

4.11                           No deductions  None of the Security Parties is required to make any deduction or withholding from any payment which it may be obliged to make to the Agents or any of the Banks under or pursuant to the Security Documents.

4.12                           No established place of business in the United Kingdom or United States  None of the Security Parties has, nor will any of them have during the Facility Period, an established place of business (other than the Shareholder Guarantor) in the United States of America or (other than the Guarantor and the Shareholder Guarantor) in the United Kingdom.

4.13                           Bareboat Charters  The certified copies of the Bareboat Charters provided to the Agents pursuant to this Agreement constitute the full agreement between the Owner and the Bareboat Charterer in relation to the Vessel in question and each Bareboat Charter has been duly executed and authorised by the parties to it and is in full force and effect in accordance with its terms; each Vessel is on hire pursuant to its respective Bareboat Charter; and none of the Owners is aware of any material breach by any Bareboat Charterer of any of its obligations under or pursuant to the relevant Bareboat Charter.

4.14                           Use of Loan  The Loan will be used for the purposes specified in the Recital.

4.15                           Shareholdings  The Guarantor is and will remain the legal and beneficial owner of all of the shares of the Borrower; the Shareholder Guarantor is and will remain the legal and beneficial owner of all the shares in the Guarantor; and the Borrower is and will remain the ultimate legal and beneficial owner of all the shares in each Owner.

4.16                           Underlying Documents  The copies of the Underlying Documents delivered or to be delivered to the Agents hereunder constitute the full agreement of the parties thereto and none of the parties thereto is in default thereunder.

5                                         Repayment, Prepayment and Cancellation

5.1                                 Repayment  The Borrower agrees to repay the Loan to the Paying Agent as agent for the Banks by thirteen (13) consecutive half-yearly Repayment Instalments, the first twelve Repayment Instalments each in the sum of twelve million euro (€12,000,000) and the thirteenth and last Repayment Instalment in the sum of seventy one million euros (€71,000,000), the first Repayment Date being the date which is the earlier of (i) twelve calendar months after the first Advance Date and (ii) 1 October 2004 and subsequent Repayment Dates being at consecutive intervals of six calendar months thereafter.

5.2                                 Reduction of Repayment Instalments  If the aggregate amount of the Loan advanced to the Borrower is less than the Maximum Loan Amount, the amount of the Repayment Instalments shall be reduced pro rata.

5.3                                 Repayment of Revolving Credit  Each Revolving Credit Drawing shall be repaid by the Borrower to the Paying Agent on behalf of the Banks on the last day of its Interest Period unless the Borrower selects a further Interest Period for that Revolving Credit Drawing in accordance with Clause 6, provided that the Borrower shall not be permitted to select such further Interest Period if an Event of Default or Potential Event of Default has occurred and shall then be obliged to repay such Revolving Credit Drawing on the last day of its then current Interest Period.  The Borrower shall on the Final Maturity Date repay to the Paying Agent as agent for the Banks all Revolving Credit Outstandings.

5.4                                 Prepayment/Cancellation  The Borrower may prepay the Loan in whole or in part in an amount equal to the amount of a Repayment Instalment or an integral multiple of that amount (or as otherwise may be agreed by the Paying Agent) and the Borrower may prepay and/or cancel the Revolving Credit in whole or in part in the sum of one million euro (e1,000,000) or in integral multiples of that amount (or as otherwise may be agreed by the Paying Agent) provided that they have first given to the Paying Agent not fewer than thirty days’ prior written notice expiring on a Business Day of their intention to do so.  Any notice pursuant to this Clause once given shall be irrevocable and shall oblige the Borrower to make the prepayment referred to in the notice on the Business Day specified in the notice, together with all interest accrued on the amount prepaid up to and including that Business Day.

5.5                                 Prepayment indemnity  If the Borrower shall, subject always to Clause 5.4, make a prepayment on a Business Day other than the last day of an Interest Period in respect part of or the whole of the Facility, it shall, in addition to the amount prepaid and accrued interest, pay to the Paying Agent on behalf of the Banks and the Swap Banks any amount which the Paying Agent may certify is necessary to compensate the Banks and the Swap Banks for any Break Costs incurred by the Paying Agent or any of the Banks or any of the Swap Banks as a result of the making of the prepayment in question.

5.6                                 Application of prepayments  Any prepayment in an amount less than the Indebtedness shall be applied in satisfaction or reduction first of any costs, fees and other expenses outstanding under this Agreement; secondly of all interest outstanding in respect of the Facility; thirdly of the Repayment Instalments in inverse order of maturity; and fourthly of all Revolving Credit Outstandings.

5.7                                 No reborrowing  No part of the Loan repaid or prepaid pursuant to this Agreement may in any circumstances be reborrowed but all sums prepaid in respect of the Revolving Credit may be reborrowed in accordance with Clause 2 other than prepayments under Clauses 5.8 and 5.9 which shall be treated as cancellations of the relevant amount prepaid against the Revolving Credit.

5.8                                 Sale of a Vessel  On the sale of any Vessel (excluding SILJA SYMPHONY and SILJA SERENADE and other than FINNJET, where the terms of sale are to be determined in accordance with Clause 5.9) during the Facility Period the Required Sale Prepayment Amount shall be applied by the Borrower as a prepayment to be applied by the Paying Agent in satisfaction or reduction of the Loan, the Revolving Credit and the Junior Loan pro rata  PROVIDED ALWAYS that if the Market

Value of the remaining Vessels would be less than one hundred and forty per centum (140%) of the aggregate of the Loan, the Revolving Credit Outstandings and the Junior Loan, then the Borrower will ensure that such further portion of the net sales proceeds as may be required in order to ensure that the Market Value of the remaining Vessels shall equal or exceed one hundred and forty per centum (140%) of the Loan, the Revolving Credit and the Junior Loan shall also be used in or towards prepayment of the Loan, the Revolving Credit and the Junior Loan pro rata.  Unless an Event of Default shall then have occurred and be continuing, the Paying Agent shall promptly release to or to the order of the relevant Owner the amount (if any) by which the net sale proceeds exceeds the prepayment required under this Clause 5.8.  The provisions of Clauses 5.5 and 5.6 shall apply to any such prepayment with the exception of the remaining Repayment Instalments which shall be reduced pro rata.

5.9                                 FINNJET prepayment  The Borrower may at its option exclude the Vessel FINNJET from the security package for this Facility by making a prepayment in the amount of twelve million six hundred thousand euro (€12,600,000) (reduced pro rata to reflect any repayments or prepayments made at any relevant date), such prepayment to be applied by the Paying Agent pro rata in satisfaction of the Loan, the Revolving Credit and the Junior Loan.  The provisions of Clauses 5.5 and 5.6 shall apply to any such prepayment with the exception of the remaining Repayment Instalments which shall be reduced pro rata.

6                                         Interest

6.1                                 Interest Periods  The period during which the Facility shall be outstanding pursuant to this Agreement shall be divided into consecutive Interest Periods of one, two, three or six months’ duration, as selected by the Borrower by written notice to the Paying Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Banks in their discretion.

6.2                                 Beginning and end of Interest Periods  The first Interest Period shall begin on the first Advance Date and the final Interest Period shall end on the Repayment Date applicable to the final Repayment Instalment.

6.3                                 Interest Periods to meet Repayment Dates  If the Borrower shall select, or the Borrower and the Banks shall agree, an Interest Period which does not expire on the next Repayment Date, there shall, in respect of each part of the Loan equal to a Repayment Instalment falling due for payment before the expiry of that Interest Period, be a separate Interest Period which shall expire on the relevant Repayment Date, and the Interest Period selected or agreed shall apply to the balance of the Loan only.

6.4                                 Interest rate  During each Interest Period interest shall accrue on the Facility at the rate determined by the Paying Agent to be the aggregate of (a) the Margin, (b) EURIBOR determined at or about 11.00 a.m. on the second Business Day prior to the beginning of that Interest Period and (c) the Mandatory Cost.

6.5                                 Failure to select Interest Period  If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 6.1, the interest rate applicable after the expiry of the then current Interest Period shall be the rate determined by the Paying Agent in accordance with Clause 6.4 for consecutive Interest Periods each of such duration (not exceeding three months) as the Paying Agent may select.

6.6                                 Accrual and payment of interest  Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Paying Agent on behalf of the Banks on the last day of each Interest Period and additionally, during any Interest Period exceeding six months, on the last day of each successive six month period after the beginning of that Interest Period.

6.7                                 Ending of Interest Periods  Each Interest Period shall, subject to Clauses 6.2 and 6.3, end on the date which numerically corresponds to the date on which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, to the first Advance Date) in the calendar month which is the number of months selected or agreed after the calendar month in which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, in which the first Advance Date occurred), except that:-

6.7.1                        if there is no numerically corresponding date in the calendar month in which the Interest Period ends, the Interest Period shall end on the last Business Day in that calendar month; and

6.7.2                        if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

Any adjustment made pursuant to Clause 6.7.1 or 6.7.2 shall be ignored for the purpose of determining the date on which any subsequent Interest Period shall end.

6.8                                     Default Rate  If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgment) at the Default Rate, compounded at such intervals as the Paying Agent shall determine, which interest shall be payable from time to time by the Borrower to the Paying Agent on behalf of the Banks on demand.

6.9                                 Determinations conclusive  Each determination of an interest rate made by the Paying Agent in accordance with Clause 6 shall (save in the case of manifest error or on any question of law) be final and conclusive.

7                                         Hedging Transactions

7.1                                 Provision of details  Subject to this Clause and to Clause 7.2, the Borrower may from time to time during the Facility Period enter into one or more Hedging Transactions with any one or more of the Swap Banks for the purpose of hedging all or part of the Borrower’s interest rate risk pursuant to this Agreement, provided that the Borrower gives the Paying Agent reasonable prior notice of its intention to enter into any such Hedging Transaction, together with brief particulars of it, and that before entering into any Hedging Transaction the Borrower executes and delivers to the Paying Agent, or procures the execution and delivery to the Paying Agent of, such further documents as the Paying Agent may reasonably require in order to ensure that the Master Agreement Liabilities in respect of the Hedging Transaction in question are secured by the Security Documents.

7.2                                 Restrictions on Hedging Transactions  The Borrower shall not enter into any Hedging Transactions or other transactions pursuant to this Clause 7 which are denominated in a currency other than euros or which mature on a date later than the Final Maturity Date.  At any time, the aggregate notional amounts of all Hedging Transactions and other transactions entered into pursuant to this Clause 7 shall in no circumstances exceed the Loan and the Revolving Credit Outstandings at such time.

7.3                                     Provision of documents  The Borrower will provide the Paying Agent with a copy of the Confirmation applicable to each Hedging Transaction as soon as reasonably practicable after receiving it from the relevant Swap Bank.

7.4                                 Termination  The Borrower agrees that, irrespective of the terms of any Hedging Transaction then in force, each of the Swap Banks may, at any time after the Paying Agent has demanded repayment of all or part of the Indebtedness pursuant to Clause 14.1, amend, restructure, unwind, cancel, net out, terminate, transfer or assign any of the rights and/or obligations created pursuant to a Master Agreement in relation to a Hedging Transaction.  If the exercise of the rights of the Swap Banks pursuant to this Clause results in the termination of a Hedging Transaction, that Transaction shall, for the purposes of the relevant Master Agreement, be treated as a Terminated Transaction (as defined in such Master Agreement) resulting from an Event of Default by the Borrower.

8                                         Fees

8.1                                 Fee Letter  The Borrower shall pay to or to the order of the Paying Agent the fees, commissions and other sums referred to in the Fee Letter in the amounts and on the dates set out in the Fee Letter.

8.2                                 Commitment Commission  The Borrower shall pay to the Paying Agent for the benefit of the Banks a commitment fee of fifty per centum (50%) of the Margin per annum on (i) the undrawn part of the Loan from the date hereof until the earlier of the Drawdown Date and the Availability Termination Date, accruing and payable on each day elapsing on the basis of a 360 day year which shall be paid in one amount on the earlier of the Drawdown Date and the Availability Termination Date and (ii) the undrawn part of the Revolving Credit from the date hereof until the Final Maturity Date, accruing and payable on each day elapsing on the basis of a

360 day year which shall be paid in arrears on the first Advance Date and at quarterly intervals thereafter.

9                                         Owners’ Guarantee and Indemnity

9.1                                 Guarantee and indemnity  In consideration of the agreement of the Banks to make the Facility available to the Borrower, each of  the Owners (other than the Borrower in respect of this Clause 9 only):-

9.1.1                        irrevocably and unconditionally guarantees to the Agents as agents for the Banks and the Swap Banks to discharge on first demand of the Agents all of the Borrower’s Obligations which the Borrower has failed to discharge, including interest at the Default Rate from the date of demand until the date of payment, both before and after judgment; and

9.1.2                        agrees, as a separate and independent obligation, that, if any of the Borrower’s Obligations are not recoverable from any of the Owners under Clause 9.1.1 for any reason, that Owner will be liable to the Agents as agents for the Banks and the Swap Banks, as a principal debtor by way of indemnity for the same amount as that for which it would have been liable had those Borrower’s Obligations been recoverable and agrees to discharge its liability under this Clause 9.1.2 on first demand of the Agents together with interest at the Default Rate from the date of demand until the date of payment, both before and after judgement.

9.2                                 Continuing security  The Owners’ Guarantee is a continuing security for the full amount of the Borrower’s Obligations from time to time and shall remain in force notwithstanding the liquidation of the Borrower or any change in the constitution of the Borrower or of any of the Banks or the Swap Banks or the Agents or the absorption of or amalgamation by any of the Banks or the Swap Banks or the Agents in or with any other entity or the acquisition of all or any part of the assets or undertaking of any of the Banks or the Swap Banks or the Agents by any other entity.

9.3                                 Preservation of the Owners’ Liabilities  The Banks and the Swap Banks may without the consent of any of the Owners and without notice to of any of the Owners and without in any way releasing or reducing the Owners’ Liabilities:-

9.3.1                        amend, novate, supplement or replace all or any of the Security Documents save for any Security Documents to which any Owner is a party;

9.3.2                        increase or reduce the amount of the Facility or vary the terms and conditions for its repayment or reduction (including, without limitation, the rate and/or method of calculation of interest);

9.3.3                        allow to the Borrower or to any other person any time or other indulgence;

9.3.4                        renew, vary, release or refrain from enforcing any of the Security Documents or any other security, guarantee or indemnity which any of the Agents or Banks or Swap Banks may now or in the future hold from the Borrower or from any other person;

9.3.5                        compound with the Borrower or any other person;

9.3.6                        enter into, renew, vary or terminate any other agreement or arrangement with the Borrower or any other person; or

9.3.7                        release one or more Owners from their obligations hereunder; or

9.3.8                        make any concession to the Borrower or do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of any of  the Owners under the Owners’ Guarantee.

9.4                                 Owners’ Liabilities unaffected  The liability of the Owners under the Owners’ Guarantee shall not be affected by:-

9.4.1                        the absence of or any defective, excessive or irregular exercise of any of the powers of the Borrower or of any Surety;

9.4.2                        any security given or payment made to any of the Banks or the Swap Banks or the Agents by the Borrower or any other person being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time;

9.4.3                        the liquidation, administration, receivership or insolvency of any of the Owners;

9.4.4                        any other security, guarantee or indemnity now or in the future held by any of the Banks or the Swap Banks or the Agents being defective, void or unenforceable, or the failure of any of the Banks or the Swap Banks or the Agents to take any security, guarantee or indemnity;

9.4.5                        any compromise or arrangement under Part I or Part VII of the Insolvency Act 1986 or section 425 of the Companies Act 1985 (or any statutory modification or re-enactment of either of them for the time being in force) or under any (in the opinion of the Agents) analogous provision of any foreign law;

9.4.6                        the novation of any of the Borrower’s Obligations;

9.4.7                        anything which would not have released or reduced the liability of any of the Owners had the liability of that Owner under Clause 9.1.1 been as a principal debtor and not as a guarantor.

9.5                                 Preservation of Agents’ rights  The Owners’ Guarantee is in addition to any other security, guarantee or indemnity now or in the future held by any of the Banks or the Swap Banks or Agents in respect of the Borrower’s Obligations, whether from the Borrower, the Owners or any Surety, and shall not merge with, prejudice or be prejudiced by any such security, guarantee or indemnity or any contractual or legal right of any of the Banks or the Swap Banks or the Agents.

9.6                                 Release  Any release, settlement, discharge or arrangement relating to the liabilities of any of the Owners under the Owners’ Guarantee shall be conditional on no payment, assurance or security received by any of the Banks or the Swap Banks or the Agents in respect of the Borrower’s Obligations being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Agents) analogous circumstance and after any such avoidance or reduction the Agents shall be entitled to exercise all of their rights, powers, discretions and remedies under or pursuant to the Owners’ Guarantee and/or any other rights, powers, discretions or remedies which they would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

9.7                                 Discharge  Following the complete discharge of the Borrower’s Obligations, the Agents and/or the Security Agent shall release any security which they may hold for the liabilities of the Owners under the Owners’ Guarantee provided that they shall have first received a written statement from the Borrower’s directors stating that the Borrower is not insolvent at the time of the complete discharge of the Borrower’s Obligations, nor will it become insolvent as a result of such complete discharge of the Borrower’s Obligations. Upon the sale of a vessel pursuant to Clauses 5.8 or 5.9 (as the case may be) the Security Agent will discharge the Mortgage over that Vessel, in accordance with the law of the applicable flag state.  If the Owner of such Vessel is not the owner of any other Vessel, the Security Agent shall release the Owner from all of its obligations under the Security Documents (other than, if relevant, the Earnings Assignment for the relevant Vessel), on receipt of all (or, as the case may be, the appropriate proportion as specified in Clauses 5.8 or 5.9) of the net sales proceeds.

9.8                                 Subrogation  Until all claims of the Banks, the Swap Banks and the Agents in respect of the Borrower’s Obligations have been discharged in full:-

9.8.1                        none of the Owners shall be entitled to participate in any security held or sums received by any of the Banks or the Swap Banks or either Agent in respect of all or any part of the Borrower’s Obligations;

9.8.2                        none of the Owners shall stand in the place of, or be subrogated for, any of the Banks or the Swap Banks or the Agents in respect of any security nor take any step to enforce any claim against the Borrower or any Surety (or the estate or effects of any such person) nor claim or exercise any right of set off or counterclaim against the Borrower or any Surety nor make any claim in the bankruptcy or liquidation of the Borrower or any Surety in respect of any sums paid by that Owner to any of the Banks or the Swap Banks or the Agents or in respect of any sum which includes the proceeds of realisation of any security at any time held by any of the Banks or the Swap Banks or the Agents in respect of all or any part of the Owners’ Liabilities; and

9.8.3                        none of the Owners shall take any steps to enforce any claim which it may have against the Borrower or any Surety without the prior written consent of the Agents and then only on such terms and subject to such conditions as the Agents may impose.

9.9                                 Continuing security  The Owners’ Liabilities shall be continuing for all purposes (including interest at the Default Rate) and every sum of money which may now or in the future be or become due or owing to the Banks or the Swap Banks or the Agents by the Borrower (or which would have become due or owing had it not been for the bankruptcy, liquidation or insolvency of the Borrower) shall be deemed to continue due and owing to the Banks or the Swap Banks or the Agents by the Borrower until that sum is actually paid to the Banks or the Swap Banks or the Agents, notwithstanding the bankruptcy, liquidation or insolvency of the Borrower.

9.10                           Own benefit  The Agents on behalf of the Banks and/or the Swap Banks may, but shall not be obliged to, resort for their own benefit to any other means of payment at any time and in any order they think fit without releasing or reducing the Owners’ Liabilities.

9.11                           Enforcement  The Agents may enforce the Owners’ Guarantee either before or after resorting to any other means of payment and, in the latter case, without entitling any of the Owners to any benefit from or share in any such other means of payment for so long as the Borrower’s Obligations have not been discharged in full when due.

9.12                           Other security  The Owners confirm that they have not taken and will not take without the prior written consent of the Agents (and then only on such terms and subject to such conditions as the Agents may impose) any security from the Borrower or from any Surety in connection with the Owners’ Guarantee, and any security taken by any of the Owners notwithstanding this Clause shall be held by that Owner in trust for the Agents absolutely as a continuing security for the Owners’ Liabilities.

9.13                           Currency of Account  The Owners’ liability under the Owners’ Guarantee is to discharge the Borrower’s Obligations in the Currency of Account.

9.14                           Payment  If at any time any of the Agents or the Banks or the Swap Banks receives any payment by or on behalf of any of the Owners in a currency other than the Currency of Account, that payment shall take effect as a payment to the Agents or

Banks or Swap Banks of the amount in the Currency of Account which the relevant Agent or Bank or Swap Bank is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

9.15                           Shortfall  To the extent that any payment to any of the Banks or the Swap Banks or the Agents (whether by any of the Owners or any other person and whether under any judgment or court order or otherwise) in a currency other than the Currency of Account shall on actual conversion into the Currency of Account fall short of the relevant liability of the Owners expressed in the Currency of Account then the Owners as a separate and independent obligation will indemnify the Banks and the Swap Banks and the Agents against such shortfall.

9.16                           Principal debtors  The Owners agree that they are, and will throughout the Facility Period remain, principal debtors in respect of the Owners’ Liabilities and not a surety for any Surety.

9.17                           Default Rate  Interest at the Default Rate will be payable both before and after judgement on a daily basis and on the basis of a 360 day year and compounded at such intervals as the Paying Agent shall in its discretion determine.

9.18                           New accounts  The Agents may continue the account(s) of the Borrower or open one or more new accounts for the Borrower notwithstanding demand under the Owners’ Guarantee and the Owners’ liability at the date of demand shall not be released or affected by any subsequent payment into or out of any account of the Borrower with any of the Banks.

9.19                           Limitation on recourse  The Agents acknowledge and agree with Seawind Line AB that all moneys, obligations and liabilities which are to be paid, performed, satisfied or discharged by Seawind Line AB under this Agreement and any of the Security Documents to which Seawind Line AB is party shall be recoverable by the Agents only from and to the extent of the Relevant Security PROVIDED THAT:

9.19.1                  the foregoing limitation of recourse shall be ignored in the determination of the Relevant Obligations of Seawind Line AB and the Relevant Obligations shall include all moneys, obligations and liabilities which are to be paid, repaid, performed, satisfied or discharged by Seawind Line AB, notwithstanding the foregoing limitation of recourse; and

9.19.2                  the Agents shall be entitled (but not obliged and without prejudice to the other powers, rights and remedies under or pursuant to this Agreement or any of the other Security Documents or as a matter of law):

(a)                                  to take any legal action or proceeding to obtain (but not to enforce) a declaratory or other similar judgment or order as to the obligations and liabilities Seawind Line AB; and/or

(b)                                 to the extent that such claim or proof is a necessary procedural step to enable the realisation or enforcement of the full benefit of the Relevant Security, or to the exercise by the Agents of any right, title, interest and benefit in, to, under or pursuant to that Relevant Security, to make or file a claim or proof in any insolvency proceedings in relation to Seawind Line AB, but not themselves to take any legal action or proceeding to instigate any such insolvency proceedings.

9.20                           Notwithstanding the foregoing provisions of Clause 9.19, but otherwise subject to any relevant provision of this Agreement or any of the Security Documents to which Seawind Line AB is a party, Seawind Line AB shall remain fully liable to the Agents as a result of the gross negligence or wilful misconduct on the part of Seawind Line AB with respect to any aspect of the transactions contemplated by this Agreement or any of the other Security Documents to which Seawind Line AB is a party or the performance, satisfaction and discharge of all or any of its obligations and liabilities under and pursuant to this Agreement or the Security Documents.

9.21                           For the purpose of Clauses 9.19 and 9.20:

“Relevant Security” means:

(a)                                  the Mortgage in respect of STAR WIND, together with the relevant collateral pledge and deed of covenants;

(b)                                 this Agreement;

(c)                                  the Insurance Assignment in respect of STAR WIND; and

(d)                                 the Earnings Assignment in respect of STAR WIND.

“Relevant Obligations” means all moneys, obligations and liabilities from time to time owing or payable, undertaken, incurred or assumed by Seawind Line AB to or in favour of the Agents under or pursuant to this Agreement and the Security Documents to which Seawind Line AB is a party.

10                                  Security Documents

As security for the repayment of the Indebtedness, the Borrower shall execute and deliver to the Agents or cause to be executed and delivered to the Agents, on or before the first Advance Date, the following Security Documents in such forms and containing such terms and conditions as the Agents shall require:-

10.1                           the Mortgages  a first preferred or priority mortgage (as the case may be) over each Vessel together with a collateral deed of covenants and/or pledge agreement, as appropriate;

10.2                           the Insurance Assignments  a deed of assignment of the Insurances and Requisition Compensation of each Vessel;

10.3                           the Guarantee  the guarantee and indemnity of the Guarantor;

10.4                           the Shareholder Guarantee  the guarantee and indemnity of the Shareholder Guarantor;

10.5                           the Share Pledges  a pledge of all the issued shares of the Borrower and a pledge of all the issued shares of the Guarantor;

10.6                           the Walrus Tripartite Agreement  a tripartite agreement in respect of WALRUS;

10.7                           the Group Tripartite Agreements tripartite agreements in respect of SILJA FESTIVAL, SILJA OPERA, SILJA SYMPHONY and FINNJET;

10.8                           the Earnings Assignments a deed of assignment of the Earnings and Charter Rights or Earnings assignment agreements and/or pledge agreements (as appropriate) of each Vessel;

10.9                           the Charter Guarantee Assignment a deed of assignment of the Charter Guarantee in respect of WALRUS.

11                                  Agency and Trust

11.1                           Appointment  Each of the Banks appoints the Paying Agent its agent for the purpose of administering payments relating to the Facility and the Security Documents and the Security Agent as its security trustee to administer all other aspects of the Facility and to hold the benefit of the Security Documents and each of the Swap Banks appoints the Security Agent as its security trustee to hold the benefit of the Security Documents.

11.2                           Authority  Each of the Banks irrevocably authorises the Paying Agent (subject to Clauses 11.4 and 11.19):-

11.2.1                  to collect, receive, release or pay any money on its behalf;

and each of the Banks and the Swap Banks authorises the Security Agent (subject to Clauses 11.4 and 11.19):-

11.2.2                  to execute the Security Documents (other than this Agreement) on its behalf;

11.2.3                  acting on the instructions from time to time of an Instructing Group to give or withhold any waivers, consents or approvals under or pursuant to any of the Security Documents;

11.2.4                  acting on the instructions from time to time of and Instructing Group to exercise, or refrain from exercising, any discretions under or pursuant to any of the Security Documents; and

11.2.5                  to enforce the Security Documents on its behalf.

The Agents shall have no duties or responsibilities as agents or as security trustee other than those expressly conferred on it by the Security Documents and shall not be obliged to act on any instructions from the Banks or an Instructing Group if to do so would, in the opinion of the relevant Agent, be contrary to any provision of the Security Documents or to any law, or would expose the relevant Agent to any actual or potential liability to any third party.

11.3                           Trust  The Security Agent agrees and declares, and each of the Banks and each of the Swap Banks acknowledges, that, subject to the terms and conditions of this Clause, the Security Agent holds the Trust Property on trust for the Banks, in accordance with their respective Proportionate Shares, absolutely and on trust for the Swap Banks as security for the Master Agreement Liabilities.  Each of the Banks and the Swap Banks agrees that the obligations, rights and benefits vested in the Security Agent in its capacity as security trustee shall be performed and exercised in accordance with this Clause.  The Agents in their capacity as paying agent and security agent respectively shall have the benefit of all of the provisions of this Agreement benefiting them in their capacity as paying agent and security agent for the Banks and the Swap Banks, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement).  In addition:-

11.3.1                  the Security Agent (and any attorney, agent or delegate of the Security Agent) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents; and

11.3.2                  the Banks and the Swap Banks acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

11.3.3                  the Security Agent, the Banks and the Swap Banks agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

11.4                               Limitations on authority  Except with the prior written consent of each of the Banks and the Swap Banks (where relevant), neither Agent shall be entitled to :-

11.4.1                  release or vary any security given for the Borrower’s obligations under this Agreement; nor

11.4.2                  waive the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

11.4.3                  change the meaning of the expressions “the Instructing Group” or “Margin” (except that the Agents shall be allowed in their absolute discretion to negotiate and agree with the Borrower on any increase the amount of the Margin); nor

11.4.4                  exercise, or refrain from exercising, any discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Banks; nor

11.4.5                  extend the due date for the payment of any sum of money payable by any of the Security Parties under the Security Documents; nor

11.4.6                  take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Bank or a Swap Bank under any of the Security Documents; nor

11.4.7                  agree to change the currency in which any sum is payable under the Security Documents (other than in accordance with the terms of the Security Documents); nor

11.4.8                  agree to amend this Clause 11.4; nor

11.4.9                  waive any material condition precedent.

11.5                           Liability  Neither the Agents nor any of their directors, officers, employees or agents shall be liable to the Banks or a Swap Bank for anything done or omitted to be done by the Agents under or in connection with the Security Documents unless as a result of the Agents’ gross negligence or wilful misconduct.

11.6                           Acknowledgement  Each of the Banks and the Swap Banks acknowledges that:-

11.6.1                  it has not relied on any representation made by the Agents or any of the Agents’ directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agents to induce it to enter into any of the Security Documents;

11.6.2                  it has made and will continue to make without reliance on the Agents, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Facility;

11.6.3                  it has made its own appraisal of the creditworthiness of the Security Parties;

11.6.4                  the Agents shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any of the Security Parties unless that information is received by the Agents pursuant to the express terms of the Security Documents.

Each of the Banks and the Swap Banks agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agents or against any other person acting or purporting to act on behalf of the Agents any claim which it might have against them in respect of any of the matters referred to in this Clause.

11.7                           Limitations on responsibility  The Agents shall have no responsibility to any of the Security Parties or to the Banks or to the Swap Banks on account of:-

11.7.1                  the failure of a Bank or a Swap Bank or of any of the Security Parties to perform any of their respective obligations under the Security Documents;

11.7.2                  the financial condition of any of the Security Parties;

11.7.3                  the completeness or accuracy of any statements, representations or warranties made in or pursuant to any of the Security Documents, or in or pursuant to any document delivered pursuant to or in connection with any of the Security Documents;

11.7.4                  the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any of the Security Documents or of any document executed or delivered pursuant to or in connection with any of the Security Documents.

11.8                           The Agents’ rights  The Agents may:-

11.8.1                  assume that all representations or warranties made or deemed repeated by any of the Security Parties in or pursuant to any of the Security Documents are true and complete, unless, in their capacity as Agents, they have acquired actual knowledge to the contrary; and

11.8.2                  assume that no Event of Default or Potential Event of Default has occurred unless, in their capacity as Agents, they have acquired actual knowledge to the contrary; and

11.8.3                  rely on any document or Communication believed by them to be genuine; and

11.8.4                  rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by them; and

11.8.5                  rely as to any factual matters which might reasonably be expected to be within the knowledge of any of the Security Parties on a certificate signed by or on behalf of that Security Party; and

11.8.6                  refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Banks or the Swap Banks (or, where applicable, by an Instructing Group) and unless and until the Agents have received from the Banks or the Swap Banks any payment which the Agents may require on account of, or any security which the Agents may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which they considers they may incur or sustain in complying with those instructions.

11.9                           The Agents’ duties  The Agents shall:-

11.9.1                  if requested in writing to do so by a Bank or a Swap Bank, make enquiry and advise the Banks as to the performance or observance of any of the provisions of the Security Documents by any of the Security Parties or as to the existence of an Event of Default; and

11.9.2                  inform the Banks and the Swap Banks promptly of any Event of Default of which the Agents have actual knowledge.

11.10                     No deemed knowledge  The Agents shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any of the Security Parties or actual knowledge of the occurrence of any Event of Default or Potential Event of Default unless a Bank, a Swap Bank or any of the Security Parties shall have given written notice thereof to the Agents in their capacity as Agents.  Any information acquired by the Agents other than specifically in their capacity as Agents shall not be deemed to be information acquired by the Agents in their capacity as Agents.

11.11                     Other business  The Agents may, without any liability to account to the Banks or the Swap Banks, generally engage in any kind of banking or trust business with any of the Security Parties or any of their respective subsidiaries or associated companies or with a Bank or Swap Bank as if they were not the Agents.

11.12                     Indemnity  The Banks shall, promptly on the Agents’ request, reimburse the Agents in their respective Proportionate Shares, for, and keep the Agents fully indemnified in respect of:-

11.12.1            all amounts payable by the Borrower to the Agents pursuant to Clause 19 to the extent that those amounts are not paid by the Borrower;

11.12.2            all liabilities, damages, costs and claims sustained or incurred by the Agents in connection with the Security Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any of the Security Documents; or in connection with any action taken or omitted by the Agents under or pursuant to any of the Security Documents, unless in any case those liabilities, damages, costs or claims arise solely from the Agents’ wilful misconduct.

11.13                     Employment of agents  In performing their duties and exercising its rights, powers, discretions and remedies under or pursuant to the Security Documents, the Agents shall be entitled to employ and pay agents to do anything which the Agents are empowered to do under or pursuant to the Security Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agents in good faith to be competent to give such opinion, advice or information.

11.14                     Distribution of payments  The Agents shall pay promptly to the order of each of the Banks that Bank’s Proportionate Share of every sum of money received by the Agents pursuant to the Security Documents or the Mortgagees’ Insurances (with the exception of any amounts payable pursuant to Clause 8 and/or the Fee Letter and any amounts which, by the terms of the Security Documents, are paid to an Agent for the account of that Agent alone or specifically for the account of one or more Banks and except for amounts payable pursuant to a Master Agreement which shall be paid to the relevant Swap Bank) and until so paid such amount shall be held by the Agents on trust absolutely for that Bank  PROVIDED ALWAYS that the Agents may set off from any amounts owing under this Clause 11.14 sums owed to the Agents (and remaining unpaid) under Clause 11.12.

11.15                     Reimbursement  The Agents shall have no liability to pay any sum to a Bank until they have themselves received payment of that sum.  If, however, the Agents do pay any sum to a Bank on account of any amount prospectively due to that Bank pursuant to Clause 11.14 before they have themselves received payment of that amount, and the Agents do not in fact receive payment within five Business Days after the date on which that payment was required to be made by the terms of the Security Documents or the Mortgagees’ Insurances, each Bank receiving any such payment will, on demand by the Agents, refund to the Agents an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agents for any amount which the Agents may certify that they have been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Security Documents or the Mortgagees’ Insurances and ending on the date on which the Agents receive reimbursement.

11.16                     Redistribution of payments  Unless otherwise agreed between the Banks and the Agents, if at any time a Bank receives or recovers by way of set-off, the exercise of any lien or otherwise (other than from any assignee or transferee of or sub-participant in that Bank’s Commitment), an amount greater than that Bank’s Proportionate Share of any sum due from any of the Security Parties under the Security Documents (the amount of the excess being referred to in this Clause as the “Excess Amount”) then:-

11.16.1            that Bank shall promptly notify the Agents (which shall promptly notify each other Bank);

11.16.2            that Bank shall pay to the Agents an amount equal to the Excess Amount within ten days of its receipt or recovery of the Excess Amount; and

11.16.3            the Agents shall treat that payment as if it were a payment by the Security Party in question on account of the sum owed to the Banks as aforesaid and shall account to the Banks in respect of the Excess Amount in accordance with the provisions of this Clause.

However, if a Bank has commenced any Proceedings to recover sums owing to it under the Security Documents and, as a result of, or in connection with, those Proceedings has received an Excess Amount, the Agents shall not distribute any of that Excess Amount to any other Bank which had been notified of the Proceedings and had the legal right to, but did not, join those Proceedings or commence and diligently prosecute separate Proceedings to enforce its rights in the same or another court.

11.17                     Rescission of Excess Amount  If all or any part of any Excess Amount is rescinded or must otherwise be restored to any of the Security Parties or to any other third party, the Banks which have received any part of that Excess Amount by way of distribution from the Agents pursuant to this Clause shall repay to the Agents for the account of the Bank which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Banks share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Bank receiving or recovering the Excess Amount to the person to whom that Bank is liable to make payment in respect of such amount, and Clause 11.16.3 shall apply only to the retained amount.

11.18                     Proceedings  Each of the Banks, Swap Banks and the Agents shall notify one another of the proposed commencement of any Proceedings under any of the Security Documents prior to their commencement.

11.19                     Instructions  Where the Agents are authorised or directed to act or refrain from acting in accordance with the instructions of the Banks or of an Instructing Group each of the Banks shall provide the Agents with instructions within three Business Days of the Agents’ request (which request may be made orally or in writing).  If a Bank does not provide the Agents with instructions within that period, that Bank shall be bound by the decision of the Agents.  Nothing in this Clause shall limit the right of the Agents to take, or refrain from taking, any action without obtaining the instructions of the Banks or an Instructing Group if the Agents in their discretion consider it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Banks under or in connection with the Security Documents.  In that event, the Agents will notify the Banks of the action taken by them as soon as reasonably practicable, and the Banks agree to ratify any action taken by the Agents pursuant to this Clause.

11.20                     Communications  Any Communication under this Clause shall be given, delivered, made or served, in the case of the Agents (in their capacity as Paying Agent, Security Agent or as one of the Banks), in the case of the other Banks, at the address or fax number indicated in Schedule 1 and in the case of the Swap Banks, at the address or fax number indicated in Schedule 2.

11.21                     Payments  All amounts payable to a Bank or a Swap Bank under this Clause shall be paid to such account at such bank as that Bank or that Swap Bank may from time to time direct in writing to the Agents.

11.22                     Retirement  Subject to a successor being appointed in accordance with this Clause, the Paying Agent may retire as paying agent and the Security Agent may resign as security trustee at any time without assigning any reason by giving to the Borrower and the Banks and the Swap Banks notice of its intention to do so, in which event the following shall apply:-

11.22.1            the Banks (and the Swap Banks in the case of the Security Agent) may within thirty days after the date of the relevant Agent’s notice appoint a successor to act as paying agent and/or security trustee or, if they fail to do so, that Agent may appoint any other bank or financial institution as its successor;

11.22.2            the resignation of an Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower, the Banks and the Swap Banks;

11.22.3            that Agent shall thereupon be discharged from all further obligations as agent or security trustee as the case may be but shall remain entitled to the benefit of the provisions of this Clause;

11.22.4            that Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

11.23                     No fiduciary relationship  Except as provided in Clauses 11.3 and 11.14, the Agents shall not have any fiduciary relationship with or be deemed to be trustees of or for a Bank or a Swap Bank and nothing contained in any of the Security Documents shall constitute a partnership between any two or more Banks or Swap Banks or between the Agents and any Bank or Swap Bank.

11.24                     The Agents as Banks  The expression “the Banks” and “the Swap Banks” when used in the Security Documents includes each Agent in its capacity as one of the Banks or one of the Swap Banks.  The Agents shall be entitled to exercise their rights, powers, discretions and remedies under or pursuant to the Security Documents in their individual capacity as one of the Banks or as one of the Swap Banks in the same manner as any other Bank or Swap Bank and as if it were not also an Agent.

12                                  Covenants

The Borrower and the Owners covenant with the Banks and with the Paying Agent’s in the following terms.

12.1                           Negative covenants of the Borrower

The Borrower will not without the Paying Agent’s prior written consent:-

12.1.1                  no disposals or third party rights  dispose of or create or permit to arise or continue any Encumbrance or other third party right on or over all or any part of its present or future assets being security under the Security Documents or undertaking with regard to or effect on all or any part of the security under the Security Documents (including, without limitation, any of its rights under or in connection with a Master Agreement) or undertaking concerning any of its rights in and to the name of “Silja” or derivatives thereof used to market its business, other than any Permitted Encumbrances existing from time to time; nor

12.1.2                  Shareholder Loans  other than unsecured Shareholder Loans provided that they are fully subordinated pursuant to a deed of subordination in form and substance similar to that set out in Appendix D, borrow any money from the Guarantor or the Shareholder Guarantor; nor

12.1.3                  no dividends  pay any dividends if the Capital Loan has not been repaid or make any other distributions to shareholders or make any intercompany loans or issue any new shares (applicable in all cases) if an Event of Default has occurred and is continuing or if an Event of Default would occur as a result of such action; nor

12.1.4                  no change in ownership or control  permit any change in the legal or beneficial ownership and control of the Owners from that advised to the Paying Agent at the date of this Agreement.

12.2                           Negative Covenants of the Owners

None of the Owners will without the Paying Agent’s prior written consent:-

12.2.1                  no sale of Vessels  sell or otherwise dispose of the Vessel owned by it or any shares in that Vessel nor agree to do so, other than:-

(a)                                  a sale of FINNJET in accordance with the provisions of Clause 5.9; or

(b)                                 a sale of any other Vessel in accordance with the provisions of Clause 5.8; nor

12.2.2                  no chartering after Event of Default  following the occurrence and during the continuation of an Event of Default let its Vessel on charter or renew or extend any charter or other contract of employment of its Vessel (nor agree to do so); nor

12.2.3                  no change in management  appoint anyone other than the Managers as commercial or technical managers of the Vessels, nor terminate or materially vary the arrangements for the commercial or technical management of the Vessels, nor permit the Managers to sub-contract or delegate the commercial or technical management of any Vessel to any third party; nor

12.2.4                  no amendment to Bareboat Charters  agree to any amendment or supplement to a Bareboat Charter which would or which might reasonably be expected materially to diminish the rights of the Security Agent as assignee of the Earnings and Charter Rights under the Bareboat Charter in question; nor

12.2.5                  no disposals or third party rights  dispose of or create or permit to arise or continue any Encumbrance or other third party right on or over all or any part of its present or future assets or undertaking over which security has been granted to Banks and/or the Swap Banks (or to the Security Agent on behalf of the Banks and/or the Swap Banks) other than any Permitted Encumbrances existing from time to time; nor

12.2.6                  no borrowings  (other than the Borrower and Seawind Line AB and other than in connection with any arrangements made between members of the Group only) borrow any money or incur any obligations under leases other than with respect to financings relating to FINNJET; nor

12.2.7                  no repayments  (other than the Borrower and Seawind Line AB and other than in connection with any arrangements made between members of the Group only) repay any loans made to it other than with respect to financings relating to FINNJET; nor

12.2.8                  no substantial liabilities  (other than the Borrower and Seawind Line AB and other than in connection with any arrangements made between members of the Group only) except in the ordinary course of business, incur any liability to any third party which is in the opinion of the Paying Agent of a substantial nature; nor

12.2.9                  no loans or other financial commitments  (other than the Borrower and Seawind Line AB and other than in connection with any arrangements made between members of the Group only) make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person; nor

12.2.10            no dividends if an Event of Default has occurred and is continuing or if an Event of Default would occur as a result of such action (other than the Borrower) pay any dividends or make any other distributions to shareholders or make any intercompany loans or issue any new shares.

12.3                           Positive covenants

12.3.1                  Registration of Vessels The Owners undertake to maintain the registration of the Vessels under the flags indicated in Schedule 3 for the duration of the Facility Period or under Swedish flag or such other flag as the Agents may approve, acting reasonably, provided always that upon any change of flag, the relevant Owner delivers or procures the delivery to the Agents of a first priority mortgage over the relevant Vessel in a form reasonably acceptable to the Agents, together with a deed of covenants (if customary) and an opinion satisfactory to the Agents in relation to the registration of the Vessel and the new mortgage and such other matters as the Agents may reasonably require.

12.3.2                  Valuations  The Owners undertake to provide valuations of each of the Vessels once in each year and upon the sale of any Vessel, from two Approved Brokers, one to be appointed by the Paying Agent and one to be appointed by the Borrower and with such valuations being made on a charter free basis.

12.3.3                  Financial statements  The Borrower will supply to the Paying Agent, without request, the consolidated annual financial statements of the Borrower for each financial year of the Borrower ending during the

Facility Period, containing (amongst other things) the Borrower’s profit and loss account for, and balance sheet at the end of, each such financial year, prepared in accordance with Finnish GAAP consistently applied, and audited by a well known and reputable firm of chartered accountants (or equivalent), in each case within one hundred and twenty days of the end of the financial year to which they relate.  The Borrower will also supply to the Paying Agent, without request, the unaudited consolidated quarterly financial statements of the Borrower for each quarter ending during the Facility Period, as above, in each case within sixty days of the end of the quarter to which they relate.

12.3.4                  Other information  The Borrower will promptly supply to the Paying Agent copies of all financial and other information and explanations as the Paying Agent may from time to time require in connection with the operation of the Vessels and the Borrower’s profit and liquidity, traffic statistics and cash flows, and will procure that the Paying Agent be given the like information and explanations relating to all other Security Parties.

12.3.5                  Evidence of goodstanding  The Borrower will from time to time on the request of the Paying Agent provide the Paying Agent with evidence in form and substance satisfactory to the Paying Agent that the Security Parties and all corporate shareholders of any of the Security Parties (other than the Shareholder Guarantor) remain in good standing.

12.3.6                  Evidence of current COFR  Without limiting the Borrower’s obligations under Clause 12.3.4, if any Vessel trades in US waters, the Borrower will from time to time on the request of the Paying Agent provide the Paying Agent with such evidence as the Paying Agent may reasonably require that such Vessel has a valid and current Certificate of Financial Responsibility pursuant to the United States Oil Pollution Act 1990.

12.3.7                  Performance of the Bareboat Charters  Each of the Owners undertakes to perform the Bareboat Charter (or other contract of employment for its Vessel) to which it may at any time during the Facility Period be party, in accordance with its terms.

12.3.8                  ISM Code compliance  The Owners will:-

(a)                                  procure that each of the Vessels remains for the duration of the Facility Period subject to a SMS;

(b)                                 maintain a valid and current SMC for each of the Vessels throughout the Facility Period;

(c)                                  procure that each Company maintains a valid and current DOC throughout the Facility Period;

(d)                                 immediately notify the Paying Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any Vessel or of the DOC of any Company;

(e)                                  immediately notify the Paying Agent in writing of any “accident” or “major non-conformity” with a cost implication of an amount of more than five per centum (5%) of the insured value of the relevant Vessel, as each of those terms is defined in the Guidelines on the Implementation of the International Safety Management Code by Administrations adopted by the Assembly of the International Maritime Organisation pursuant to Resolution A.788(19), and of the steps being taken to remedy the situation; and

(f)                                    not without the prior written consent of the Paying Agent (which will not be unreasonably withheld) change the identity of any Company.

12.3.9                  Payment of tax  The Borrower and each of the Owners will file all requisite tax returns and will pay all tax as shown to be due and payable on such returns or any of the assessments made against it (other than those being contested in good faith).

12.3.10            Notification of Event of Default  The Borrower will immediately notify the Paying Agent in writing of the occurrence of any Event of Default or Potential Event of Default.

12.3.11            Financial covenants   The Borrower will in relation to Clauses 12.3.11(a) to 12.3.11(c) at each quarterly review as set out in Clause 12.3.11(f) and, in relation to Clauses 12.3.11(d) and 12.3.11(e) at all times during the Facility Period:-

(a)                                  retain on a consolidated basis a Net Book Value of not less than one hundred and seventy million euros (€170,000,000) for the period from the first Advance Date until 30 June 2004 and one hundred and ninety million euros (€190,000,000) thereafter;

(b)                                 retain a Net Book Value Ratio of not less than twenty seven per centum (27%) for the period from the first Advance Date until 30 June 2004 and thirty per centum (30%) thereafter;

(c)                                  maintain a minimum Debt Service Coverage Ratio of 1.2:1 from 1 January 2004 until the end of the Facility Period.  If the Borrower fails to maintain the minimum Debt Service Coverage Ratio, the Shareholder Guarantor may (no more than twice during the Facility Period) cure any such failure by making Shareholder Loans to the Borrower, provided always that the Debt Service Coverage Ratio is below 1.2:1 but above 1.0:1.  Any Shareholder Loan provided in such circumstances may be repaid by the Borrower provided that no Event of Default has occurred and is continuing and that all covenants have been complied with for six consecutive months and the deed of subordination for such Shareholder Loans shall be amended accordingly;

(d)                                 retain a minimum Liquidity Ratio of three per centum (3%) per annum during the first and second quarters of each calendar year and five per centum (5%) per annum during the third and fourth quarters of each calendar year;

(e)                                  retain minimum Consolidated Cash Reserves of fifteen million euros (€15,000,000) during the first and second quarters of each calendar year and thirty million euros (€30,000,000) during the third and fourth quarters of each calendar year; and

(f)                                    provide the Paying Agent, without request, with a compliance certificate in relation to the above (in the form set out in Appendix C or such other form as the Paying Agent may accept in its discretion) on a quarterly basis concurrently with the delivery of its financial statements pursuant to Clause 12.3.3 and, in relation to Clauses 12.3.11(d) and 12.3.11(e) only, upon the Paying Agent’s request which may be made at any time.  The first compliance certificate shall be provided by reference to the quarter ending 31 December 2003 and subsequent certificates to be provided at three month intervals thereafter or as requested pursuant to this Clause.

12.3.12            Capital Loan repayment  The Borrower shall (to the extent permitted by the Finnish Companies Act) repay the Capital Loan on its maturity date of 19 February 2004 or as soon thereafter as may be permissible under the Finnish Companies Act.

13                                  Earnings Accounts

13.1                           Maintenance of accounts  The Borrower and the Owners shall maintain the Earnings Accounts with Nordea Bank Finland plc and Svenska Handelsbanken AB (publ) for the duration of the Facility Period.  The Earnings Account held with Nordea Bank Finland plc shall be free of Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.  The Borrower undertakes to use its best efforts to procure that the Earnings Account held with Svenska Handelsbanken AB (publ) shall also become free of Encumbrances and rights of set off other than as created by or pursuant to the Security Documents as soon as reasonably practicable.

13.2                           Earnings  The Owners shall procure that there is credited to the Earnings Accounts all Earnings (after deduction only of Operating Expenses) and any Requisition Compensation in accordance with the Earnings Assignments.

13.3                           Relocation of Earnings Accounts  At any time following the occurrence and during the continuation of an Event of Default, the Paying Agent may without the consent of the Borrower relocate the Earnings Accounts to any other branch of the

Paying Agent, without prejudice to the continued application of this Clause and the rights of the Banks under or pursuant to the Security Documents.

14                                  Events Of Default

14.1                           The Paying Agent’s rights  If any of the events set out in Clause 14.2 occurs, the Paying Agent may (and, if instructed to do so by an Instructing Group, shall) by notice to the Borrower declare the Banks to be under no further obligation to the Borrower under or pursuant to this Agreement and may (and, if instructed to do so by an Instructing Group, shall) declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) to be immediately payable, in which event the Indebtedness (or the part of the Indebtedness referred to in the Paying Agent’s notice) shall immediately become due and payable without any further demand or notice of any kind.

14.2                           Events of Default  The events referred to in Clause 14.1 are:-

14.2.1                  payment default  if the Borrower defaults in the payment of any part of the Indebtedness within three (3) Business Days of it becoming due; or

14.2.2                  other default  if any of the Security Parties fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on its part contained in any of the Security Documents or shall in any other way be in breach of or do or cause to be done any act repudiating or evidencing an intention to repudiate any of the Security Documents and such default (if, in the reasonable opinion of the Agents, capable of remedy) is not remedied within fifteen (15) days after notice from the Agents thereof; or

14.2.3                  misrepresentation or breach of warranty  if any representation or warranty made or repeated, or any other information given, by any of the Security Parties to the Banks or to the Agents in or leading up to or during the currency of any of the Security Documents, or in or pursuant to any notice or other document delivered to the Agents under or pursuant to any of the Security Documents, is false or incorrect or misleading in any respect which the Agents in their discretion consider to be material and (unless in the reasonable opinion of the Agents it is incapable of remedy) action has not been taken by the Borrower to ensure that such representation or warranty is rendered correct within fifteen (15) days after notice from the Agents thereof; or

14.2.4                  execution  if a distress or execution or other process of a court or authority is levied on any of the property of any of the Security Parties before or after final judgment or by order of any competent court or authority for an amount in excess of five million euro (e5,000,000) or its equivalent in any other currency and is not satisfied, removed or discharged within twenty (20) days of levy; or

14.2.5                  insolvency events  if any of the Security Parties:-

(a)                                  resolves to appoint, or applies for, or consents to, the appointment of a receiver, administrative receiver, trustee, administrator or liquidator of itself or of all or any substantial part of its assets; or

(b)                                 is unable or admits its inability to pay its debts as they fall due; or

(c)                                  makes a general assignment for the benefit of creditors or enters into a moratorium on payment of any of its indebtedness; or

(d)                                 ceases trading or threatens to cease trading; or

(e)                                  has appointed an Inspector under the Companies Act 1985 or any statutory provision which the Agents in their discretion consider analogous thereto; or

14.2.6                  insolvency proceedings  if any proceedings are commenced or threatened, or any order or judgment is given by any court, for the bankruptcy, liquidation, winding up, administration or re-organisation of any of the Security Parties or for the appointment of a receiver, administrative receiver, administrator, liquidator or trustee of any of the Security Parties or of all or any substantial part of the assets of any of the Security Parties, or if any person appoints or purports to appoint such receiver, administrative receiver, administrator, liquidator or trustee; or

14.2.7                  impossibility or illegality  if any event occurs which would, or would with the passage of time, render performance of any of the Security

Documents by any of the Security Parties impossible, unlawful or unenforceable by the Banks or the Swap Banks or the Agents; or

14.2.8                  conditions subsequent  if any of the conditions set out in Clause 3.2 is not satisfied within the time reasonably required by the Paying Agent; or

14.2.9                  revocation or modification of consents etc.  if any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is not obtained or is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agents consider is, or may be, prejudicial to the interests of the Banks or the Swap Banks, or ceases to remain in full force and effect; or

14.2.10            curtailment of business  if the business of any of the Security Parties is wholly or partially curtailed or suspended by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government; or

14.2.11            Master Agreement termination  if a Master Agreement is terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect as a consequence of a default pursuant to that Master Agreement; or

14.2.12            loss of Vessel  if any Vessel or any other vessel which may from time to time be mortgaged to the Banks and/or the Swap Banks (or to the Security Agent on their behalf) as security for the repayment of all or any part of the Indebtedness is destroyed, abandoned, confiscated, forfeited, condemned as prize or becomes a Total Loss, except that a Total Loss shall not be an Event of Default if:-

(a)                                  the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)                                 no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agents in their discretion that any such refusal or dispute is likely to occur; and

(c)                                  payment of all insurance proceeds in respect of the Total Loss is made in full to the Agents on behalf of the Banks within one hundred and fifty days of the occurrence of the casualty giving rise to the Total Loss in question

PROVIDED THAT no Event of Default shall arise under this Clause 14.2.12 if either (a) the Borrower pays to the Paying Agent within thirty (30) days of the relevant date a sum equal to the insured value of the relevant Vessel or (b) the Borrower provides the Security Agent within thirty (30) days of the relevant date with alternative security in form and substance satisfactory to the Agents.

14.2.13            acceleration of other indebtedness  if any other indebtedness or obligation for Borrowed Money (in excess of two million euros (€2,000,000) in respect of the Borrower, the Guarantor and the Shareholder Guarantor) of any of the Security Parties becomes due or capable of being declared due prior to its stated maturity by reason of default on the part of that Security Party, or is not repaid or satisfied at maturity or if an event of default occurs under the Capital Loan Agreement or the Convertible Bonds; or

14.2.14            reduction of capital  if any of the Security Parties reduces its authorised or issued or subscribed capital; or

14.2.15            challenge to registration  if the registration of any Vessel or any Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or if the validity or priority of any Mortgage is contested PROVIDED ALWAYS that if such circumstances occur in relation to a Vessel other than “SILJA SYMPHONY” or “SILJA SERENADE” then it shall only constitute an Event of Default if, within fifteen (15) days of a notice from the Agents, the Borrower shall fail to make a prepayment in an amount equal to the Required Sale Prepayment Amount of the relevant Vessel or charge in favour of the Security Agent an equal amount as security for the Indebtedness, or (at the sole discretion of the Agents) grant alternative security to the Security Agent in a form and on terms acceptable to the Agents; or

14.2.16            war  if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agents in their discretion consider that, as a result, the security conferred by the Security Documents is materially prejudiced  PROVIDED ALWAYS that if such circumstances occur in relation to a Vessel other than “SILJA SYMPHONY” or “SILJA SERENADE” then it shall only constitute an Event of Default if, within fifteen (15) days of a notice from the Agents, the Borrower shall fail to make a prepayment in an amount equal to the Required Sale Prepayment Amount of the relevant Vessel or charge in favour of the Security Agent an equal amount as security for the Indebtedness, or (at the sole discretion of the Agents) grant alternative security to the Security Agent in a form and on terms acceptable to the Agents; or

14.2.17            notice of termination  if either the Shareholder Guarantor, the Guarantor or any of the Owners gives notice to the Agents to determine its obligations under the Shareholder Guarantee, the Guarantee or the Owners’ Guarantee (as the case may be); or

14.2.18            material adverse change etc.  if there occurs any material adverse change in the business, assets or financial condition of any of the Security Parties from that pertaining at the date of this Agreement which may reasonably be considered to affect the ability of such Security Party to comply with its obligations under any one or more of the Security Documents; or

14.2.19            change in ownership or control if there is a change in the legal or beneficial ownership and control of any of the Security Parties; or

14.2.20            NYSE listing if the Shareholder Guarantor ceases to be listed on the New York Stock Exchange; or

14.2.21            analogous events  if any event which (in the opinion of the Agents) is analogous to any of the events set out in Clauses 14.2.5 or 14.2.6 above shall occur.

15                                  Set-Off And Lien

15.1                           Set-off  The Borrower and each Owner irrevocably authorises the Agents and the Banks at any time after all or any part of the Indebtedness shall have become due and payable to set off without notice any liability of the Borrower to any of the Banks or to the Agents (whether present or future, actual or contingent, and irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Borrower or an Owner (whether current or otherwise and whether or not subject to notice) with any branch of the Agents or of any Bank in or towards satisfaction of the Indebtedness and, in the name of the Agents or that Bank or the Borrower or an Owner, to do all acts (including, without limitation, converting or exchanging any currency) and execute all documents which may be required to effect such application.

15.2                           Application  The Borrower and the Owners irrevocably authorise the Agents to apply all sums which the Agents may receive:-

15.2.1                  pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

15.2.2                  by way of payment to the Agents of any sum in respect of the Insurances, Earnings, Requisition Compensation or Charter Rights of a Vessel; or

15.2.3                  otherwise arising under or in connection with any of the Security Documents in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as is set out in the Deed of Coordination.

16                                  Assignment and Sub-Participation

16.1                           Right to assign  Each of the Banks may assign or transfer any of its rights and/or obligations under or pursuant to this Agreement to any other branch of that Bank or to any other Bank without the prior written consent of the Borrower or the Owners or to any other bank or financial institution with the prior written consent of the

Borrower and the Owners (such consent not to be unreasonably withheld), and may grant sub-participations in all or any part of its Commitment provided it has first obtained the written consent of the Borrower and the Owners (which shall not be unreasonably withheld) which consent shall not be required if an Event of Default has occurred and is continuing.  The Borrower may not assign any of its rights hereunder.

16.2                           Borrower’s co-operation  Subject always to Clause 16.1, the Borrower and the Owners will co-operate fully with the Banks in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Banks may require in connection therewith; irrevocably authorise the Agents to sign any Transfer Certificate on their behalf; and irrevocably authorise the Agents and the Banks to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Facility or the Security Documents which the Agents or the Bank may in their discretion consider necessary or desirable.

16.3                           Rights of assignee  Any assignee, transferee or sub-participant of a Bank shall (unless limited by the express terms of the assignment, transfer or sub-participation) take the full benefit of every provision of the Security Documents benefiting that Bank.

16.4                           Transfer Certificates If any Bank wishes to transfer any of its rights and/or obligations under or pursuant to this Agreement, it may do so by delivering to the Paying Agent a duly completed Transfer Certificate, in which event on the Transfer Date:-

16.4.1                  to the extent that that Bank seeks to transfer its rights and/or obligations, the Borrower (on the one hand) and the Bank in question (on the other) shall be released from all further obligations towards the other(s);

16.4.2                  the Borrower (on the one hand) and the Transferee (on the other) shall assume obligations towards the other(s) identical to those released pursuant to Clause 16.4.1;

16.4.3                  the Agents, each of the Banks and the Transferee shall have the same rights and obligations between themselves as they would have had if the Transferee had been an original party to this Agreement as a Bank; and

16.4.4                  the Transferee shall pay to the Paying Agent for its own account a transfer fee of two thousand five hundred euro (€2,500).

Each Bank and each Swap Bank irrevocably authorises the Security Agent to sign on its behalf any Transfer Certificate relating to the transfer of any of the rights and/or obligations of any other Bank.

16.5                           Security Documents Unless otherwise expressly provided in any Security Document or otherwise expressly agreed between a Bank and any proposed Transferee and notified by that Bank to the Agents on or before the relevant Transfer Date, there shall automatically be assigned to the Transferee with any transfer of a Bank’s rights and/or obligations under or pursuant to this Agreement the rights of that Bank under or pursuant to the Security Documents (other than this Agreement) which relate to the portion of the Bank’s rights and/or obligations transferred by the relevant Transfer Certificate.

17                                  Payments, Mandatory Prepayment, Reserve Requirements and Illegality

17.1                           Payments  All amounts payable by the Borrower under or pursuant to any of the Security Documents shall be paid to such accounts at such banks as the Paying Agent may from time to time direct to the Borrower, and (unless payable in any other Currency of Account) shall be paid in euro in same day funds (or such funds as are required for settlement of international payments for immediate value).  Payments shall be deemed to have been received by the Paying Agent on the date on which the Paying Agent receives authenticated advice of receipt, unless that advice is received by the Paying Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Paying Agent in its discretion considers that it is impossible or impracticable for the Paying Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Paying Agent on the Business Day next following the date of receipt of advice by the Paying Agent.

17.2                           No deductions or withholdings  All payments (whether of principal or interest or otherwise) to be made by the Borrower pursuant to the Security Documents shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3                           Grossing-up  If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Paying Agent and, simultaneously with making that payment, will pay to the Paying Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Paying Agent and the Banks and the Swap Banks receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4                           Evidence of deductions  If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it pursuant to any of the Security Documents, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Paying Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Paying Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5                           Rebate  If the Borrower makes any deduction or withholding from any payment under or pursuant to any of the Security Documents, and any Bank or any Swap Bank or the Paying Agent subsequently receives a refund or allowance from any tax authority which that Bank or that Swap Bank or the Paying Agent identifies as being referable to that deduction or withholding, the Paying Agent or the Bank or the Swap Bank in question shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the deduction or withholding not been required to have been made.  Nothing in this Clause shall be interpreted as imposing any obligation on the Paying Agent or any Bank or any Swap Bank to apply for any refund or allowance nor as restricting in any way the manner in which the Paying Agent and the Banks and the Swap Banks, organise their tax affairs, nor as imposing on the Paying Agent or on any Bank or any Swap Bank any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6                           Adjustment of due dates  If any payment or transfer of funds to be made under any of the Security Documents, other than a payment of interest on the Facility shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day).  Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7                           Change in law  If, by reason of the introduction of any law, or any change in any law, or the interpretation or administration of any law, or in compliance with any request or requirement from any central bank or any fiscal, monetary or other authority:-

17.7.1                  any Bank or any Swap Bank or the Paying Agent (or the holding company of any Bank or any Swap Bank or the Paying Agent) shall be subject to any Tax with respect to payments of all or any part of the Indebtedness; or

17.7.2                  the basis of Taxation of payments to any Bank or any Swap Bank or to the Paying Agent in respect of all or any part of the Indebtedness shall be changed; or

17.7.3                  any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of any Bank or any Swap Bank except to the extent included in the Mandatory Cost; or

17.7.4                  the manner in which any Bank or any Swap Bank or the Paying Agent allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which any Bank or any Swap Bank or the Paying Agent is required or requested to maintain shall be affected; or

17.7.5                  there is imposed on any Bank or any Swap Bank or on the Paying Agent (or on the holding company of any Bank or any Swap Bank or the Paying Agent) any other condition in relation to the Indebtedness or the Security Documents;

and the result of any of the above shall be to increase the cost to any Bank or any Swap Bank (or to the holding company of any Bank or any Swap Bank) of that Bank or that Swap Bank making or maintaining its Commitment, or to cause any Bank or any Swap Bank to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, the Bank or Swap Bank affected shall notify the Paying Agent and the Borrower shall from time to time pay to the Paying Agent on demand for the account of the Bank or Swap Bank affected the amount which shall compensate that Bank or that Swap Bank or the Paying Agent (or the relevant holding company) for such additional cost or reduced return.  A certificate signed by an authorised signatory of the Paying Agent or of the Bank or Swap Bank affected setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

17.8                           Illegality Notwithstanding anything contained in the Security Documents, the obligations of the Banks to advance or maintain the Facility shall terminate in the event that a change in any law or in the interpretation of any law by any authority charged with its administration shall make it unlawful for any Bank to advance or maintain its Commitment.  In that event the Bank affected shall notify the Paying Agent and the Paying Agent shall, by written notice to the Borrower, declare that Bank’s obligations to be immediately terminated.  If all or any part of the Facility shall have been advanced by such Bank to the Borrower, that portion of the Indebtedness (including all accrued interest) shall be prepaid within thirty days from the date of such notice.  Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

17.9                           Changes in market circumstances  If at any time a Bank determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London Interbank market, adequate and fair means do not exist for ascertaining the rate of interest on the Facility pursuant to this Agreement:-

17.9.1                  that Bank shall give notice to the Paying Agent and the Paying Agent shall give notice to the Borrower of the occurrence of such event; and

17.9.2                  the Paying Agent shall as soon as reasonably practicable certify to the Borrower in writing the effective cost to such Bank of maintaining the Facility for such further period as shall be selected by such Bank and the rate of interest payable by the Borrower for that period; or, if that is not acceptable to the Borrower,

17.9.3                  the Paying Agent on behalf of the affected Bank will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for the Facility which is financially a substantial equivalent to the basis provided for in this Agreement.

If, within thirty days of the giving of the notice referred to in Clause 17.9.1, the Borrower and the Paying Agent fail to agree in writing on a substitute basis for the Facility, the Borrower will immediately prepay the relevant portion of the Indebtedness.  Clause 5.4 shall apply to that prepayment if it is made on a day other than the last day of an Interest Period.

17.10                     Non-availability of currency  If a Bank is for any reason unable to obtain euro in the London Interbank market and is, as a result, or as a result of any other contingency affecting the London Interbank market, unable to advance or maintain its Commitment in euro, that Bank shall give notice to the Paying Agent and the Paying Agent shall give notice to the Borrower and such Bank’s obligations to make the Facility available shall immediately cease.  In that event, if all or any part of the Facility shall have been advanced by the Banks to the Borrower, the Paying Agent on behalf of the Banks will negotiate with the Borrower in good faith with a view to establishing a mutually acceptable basis for funding the relevant portion of the Facility from an alternative source.  If the Paying Agent and the Borrower have failed to agree in writing on a basis for funding the Facility from an alternative source by 11.00 a.m. on the second Business Day prior to the end of the then current Interest Period, the Borrower will (without prejudice to its other obligations under or pursuant to this Agreement, including, without limitation, its obligation to pay interest on the Facility, arising on the expiry of the then current Interest Period) prepay the relevant portion of the Indebtedness to the Paying Agent on behalf of the Banks on the expiry of the then current Interest Period.

18                                  Communications

18.1                           Method  Except for Communications pursuant to Clause 11, which shall be made or given in accordance with Clause 11.20, any Communication may be given, delivered, made or served (as the case may be) under or in relation to this Agreement by letter or fax and shall be in the English language and sent addressed:-

18.1.1                  in the case of the Banks or the Agents to the communications details of the Agents set out in Schedule 1;

18.1.2                  in the case of the Borrower or the Owners to the Communications Address;

or to such other address or fax number as the Banks, the Agents, the Owners or the Borrower may designate for themselves by written notice to the others.

18.2                           Timing  A Communication shall be deemed to have been duly given, delivered, made or served to or on, and received by, the Borrower:-

18.2.1                  in the case of a fax when the sender receives one or more transmission reports showing the whole of the Communication to have been transmitted to the correct fax number;

18.2.2                  if delivered to an officer of the Borrower or left at the Communications Address at the time of delivery or leaving; or

18.2.3                  if posted, at 9.00 a.m. on the Business Day after posting by prepaid first class post.

A Communication shall only be deemed to have been duly given, delivered, made or served to or on, and received by, the Banks or the Agents on actual receipt of the whole of that Communication by the Agents.

18.3                           Indemnity  The Borrower shall indemnify the Agents and each of the Banks against any cost, claim, liability, loss or expense (including legal fees and any Value Added Tax or any similar or replacement tax (if applicable)) which the Agents or any of the Banks may sustain or incur as a consequence of any Communication sent by or on behalf of the Borrower by fax not being received by its intended recipient, or being received incomplete, or by reason of any Communication purportedly having been sent by or on behalf of the Borrower having been sent fraudulently.

19                                  General Indemnities

19.1                           Currency  In the event of an Agent or a Bank or a Swap Bank receiving or recovering any amount payable under any of the Security Documents in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Paying Agent’s written demand, pay to the Paying Agent such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Paying Agent on behalf of the Banks and the Swap Banks as a separate debt under this Agreement.

19.2                           Costs and expenses  The Borrower will, within fourteen days of the Security Agent’s written demand, reimburse the Security Agent (on behalf of itself and the Banks and the Swap Banks) for all costs and expenses (including Value Added Tax or any similar or replacement tax if applicable) of and incidental to:-

19.2.1                  the negotiation, preparation, execution and registration of the Security Documents (whether or not any of the Security Documents are actually executed or registered and whether or not all or any part of the Facility is advanced);

19.2.2                  any amendments, addenda or supplements to any of the Security Documents (whether or not completed);

19.2.3                  any other documents which may at any time be required by any Bank or by any Swap Bank or by the Security Agent to give effect to any of the Security Documents or which any Bank or any Swap Bank or the Security Agent is entitled to call for or obtain pursuant to any of the Security Documents (including, without limitation, all premiums and other sums from time to time payable by the Security Agent in relation to the Mortgagees’ Insurances); and

19.2.4                  the exercise of the rights, powers, discretions and remedies of the Banks  and/or the Swap Banks and/or a Swap Banks and/or the Security Agent under or pursuant to the Security Documents.

19.3                           Events of Default  The Borrower shall indemnify the Banks, the Swap Banks, and the Agents from time to time on demand against all losses and costs incurred or sustained by any Bank or Swap Bank or by the Agents as a consequence of any Event of Default, including (without limitation) any Break Costs.

19.4                           Funding costs  The Borrower shall indemnify the Banks, the Swap Bank, and the Paying Agent from time to time on demand against all losses and costs incurred or sustained by any Bank or by the Paying Agent if, for any reason, any Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Paying Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Paying Agent or by any of the Banks) including (without limitation) any Break Costs.

19.5                           Protection and enforcement  The Borrower shall indemnify the Banks, the Swap Banks and the Agents from time to time on demand against all losses, costs and liabilities which any Bank or Swap Bank or either Agent may from time to time sustain, incur or become liable for in or about the protection, maintenance or enforcement of the rights conferred on the Banks and/or the Swap Banks  and/or the Agents by the Security Documents or in or about the exercise or purported exercise by the Banks and/or the Swap Banks and/or the Agents of any of the rights, powers, discretions or remedies vested in them under or arising out of the Security Documents, including (without limitation) any losses, costs and liabilities which any Bank or any Swap Bank or either Agent may from time to time sustain, incur or become liable for by reason of the Banks or the Swap Banks or the Agents being mortgagees of any Vessel and/or a lender to the Borrower, or by reason of any

Bank or any Swap Bank or either Agent being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of any Vessel.

19.6                           Liabilities of Banks and Agents  The Borrower will from time to time reimburse the Banks, the Swap Banks and the Agents on demand for all sums which any Bank or any Swap Bank or the Agents may pay or become actually or contingently liable for on account of the Borrower or in connection with any Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which any Bank or any Swap Bank or either Agent may pay or guarantees which any Bank or any Swap Bank or either Agent may give in respect of the Insurances, any expenses incurred by any Bank or any Swap Bank or by either Agent in connection with the maintenance or repair of any Vessel or in discharging any lien, bond or other claim relating in any way to any Vessel, and any sums which any Bank or any Swap Bank or either Agent may pay or guarantees which they may give to procure the release of any Vessel from arrest or detention.

19.7                           Taxes  The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any of the Security Documents may be at any time subject and shall indemnify the Agents and the Banks and the Swap Banks on demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

20                                  Miscellaneous

20.1                           Waivers  No failure or delay on the part of either Agent or of a Bank or of a Swap Bank in exercising any right, power, discretion or remedy under or pursuant to any of the Security Documents, nor any actual or alleged course of dealing between the Agents or any Bank or any Swap Bank and the Borrower, shall operate as a waiver of, or acquiescence in, any default on the part of any Security Party, unless expressly agreed to do so in writing by the Agents, nor shall any single or partial exercise by either Agent or a Bank or a Swap Bank of any right, power, discretion or remedy preclude any other or further exercise of that right, power, discretion or remedy, or the exercise by either Agent or a Bank or a Swap Bank of any other right, power, discretion or remedy.

20.2                           No oral variations  No variation or amendment of any of the Security Documents shall be valid unless in writing and signed on behalf of the Banks, the Swap Banks  and the Agents.

20.3                           Severability  If at any time any provision of any of the Security Documents is invalid, illegal or unenforceable in any respect that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.4                           Successors etc.  The Security Documents shall be binding on the Security Parties and on their successors and permitted transferees and assignees, and shall inure to the benefit of the Banks and the Swap Banks and the Agents and their respective successors, transferees and assignees.  The Borrower may not assign nor transfer any of its rights under or pursuant to any of the Security Documents without the prior written consent of the Agents.

20.5                           Further assurance  If any provision of the Security Documents shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by the Banks or by the Swap Banks or by the Agents on their behalf are considered by the Banks or the Swap Banks for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agents, execute or procure the execution of such further documents as in the opinion of the Banks and/or the Swap Banks are necessary to provide adequate security for the repayment of the Indebtedness.

20.6                           Other arrangements  The Banks, the Swap Banks and the Agents may, without prejudice to their rights under or pursuant to the Security Documents, at any time and from time to time, on such terms and conditions as they may in their discretion determine, and without notice to the Borrower, grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Banks and/or the Swap Banks and/or the Agents in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liabilities of the Borrower or the rights of the Banks and the Swap Banks and the Agents under or pursuant to the Security Documents.

20.7                           Advisers  The Borrower irrevocably authorises the Agents, at any time and from time to time during the Facility Period, to consult insurance advisers on any matters relating to the Insurances, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessels.  The Borrower and the Owners will provide such advisers and consultants with all information and documents which they may from time to time require and will reimburse the Agents on demand for all costs and expenses incurred by the Agents in connection with the consultation or retention of such advisers or consultants.

20.8                           Delegation  The Banks, the Swap Banks and the Agents may at any time and from time to time delegate to any person any of their rights, powers, discretions and remedies pursuant to the Security Documents on such terms as they may consider appropriate (including the power to sub-delegate).

20.9                           Rights etc. cumulative  Every right, power, discretion and remedy conferred on the Banks and/or the Swap Banks and/or the Agents under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which they may at any time be entitled by law or in equity.  The Banks, the Swap Banks and the Agents may exercise each of their rights, powers, discretions and remedies as often and in such order as they deem appropriate.  The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

20.10                     No enquiry  The Banks, the Swap Banks and the Agents shall not be concerned to enquire into the powers of the Security Parties or of any person purporting to act on behalf of any of the Security Parties, even if any of the Security Parties or any such person shall have acted in excess of their powers or if their actions shall have been irregular, defective or informal, whether or not any Bank or any Swap Bank or either Agent had notice thereof.

20.11                     Continuing security  The security constituted by the Security Documents shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and neither the Banks nor the Swap Banks nor the Agents shall be under any further actual or contingent liability to any third party in relation to the Vessels, the Insurances, Earnings, Requisition Compensation or Charter Rights or any other matter referred to in the Security Documents.

20.12                     Security cumulative  The security constituted by the Security Documents shall be in addition to any other security now or in the future held by the Banks or by the Swap Banks or by the Agents for or in respect of all or any part of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of the Banks or the Swap Banks or the Agents, nor affected by any irregularity, defect or informality, or by any release, exchange or variation of any such security.  Section 93 of the Law of Property Act 1925 and all provisions which the Agents consider analogous thereto under the law of any other relevant jurisdiction shall not apply to the security constituted by the Security Documents.

20.13                     No liability  Neither the Banks nor the Swap Banks nor the Agents, nor any agent or employee of any Bank or of any Swap Bank or of either Agent, nor any receiver and/or manager appointed by the Agents, shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Banks and/or the Swap Banks and/or the Agents under or pursuant to the Security Documents nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable unless such loss is as a result of the Banks’ and/or Swap Banks’ and/or Agents’ gross negligence or wilful misconduct.

20.14                     Rescission of payments etc.  Any discharge, release or reassignment by the Banks and/or the Swap Banks and/or the Agents of any of the security constituted by, or any of the obligations of any Security Party contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

20.15                     Subsequent Encumbrances  If the Security Agent receives notice of any subsequent Encumbrance affecting any Vessel or all or any part of the Insurances, Earnings, Requisition Compensation, Charter Rights or the Accounts, the Security Agent may open a new account in its books for the Borrower.  If the Security Agent does not open a new account, then (unless the Security Agent gives written notice to the contrary to the Borrower) as from the time of receipt by the Security Agent of notice of such subsequent Encumbrance, all payments made to the Security Agent shall be treated as having been credited to a new account of the Borrower and not as having been applied in reduction of the Indebtedness.

20.16                     Releases  If any Bank or any Swap Bank or either Agent shall at any time release any party from all or any part of any of the Security Documents, the liability of any other party to the Security Documents shall not be varied or diminished.

20.17                     Discretions  Unless otherwise expressly indicated, where any Bank or any Swap Bank or either Agent is stated in the Security Documents to have a discretion and/or where the opinion of any Bank or any Swap Bank or either Agent is referred to and/or where the consent, agreement or approval of any Bank or any Swap Bank or either Agent is required for any course of action, or where anything is required to be acceptable to any Bank or to any Swap Bank or to either Agent, the Banks, the Swap Banks and the Agents shall have a sole, absolute and unfettered discretion and/or may give or withhold their consent, agreement or approval at their sole, absolute and unfettered discretion provided always that they act reasonably.

20.18                     Certificates  Any certificate or statement signed by an authorised signatory of the Paying Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any of the Security Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

20.19                     Survival of representations and warranties  The representations and warranties on the part of the Borrower contained in this Agreement shall survive the execution of this Agreement and the advance of the Facility.

20.20                     Counterparts  This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

20.21                     Contracts (Rights of Third Parties) Act 1999  No term of this Agreement is enforceable by a person who is not a party to it.

20.22                     Conflicts  In the event of there being any conflict between this Agreement and any of the Security Documents, this Agreement shall prevail except in respect of the pledge agreements related to the Swedish and Finnish Vessels.

21                                  Law and Jurisdiction

21.1                           Governing law  This Agreement shall in all respects be governed by and interpreted in accordance with English law.

21.2                           Jurisdiction  For the exclusive benefit of the Banks, the Swap Banks and the Agents, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any Proceedings may be brought in those courts.

21.3                           Alternative jurisdictions  Nothing contained in this Clause shall limit the right of the Banks or the Swap Banks or the Agents to commence any Proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Borrower in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

21.4                           Waiver of objections  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause, and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

21.5                           Service of process  Without prejudice to the right of the Agents and the Banks and the Swap Banks to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9.00 a.m. on the Business Day after posting by prepaid first class post.

IN WITNESS  of which the parties to this Agreement have executed this Agreement the day and year first before written.

SCHEDULE 1

The Banks and the Commitments

The Banks	The Commitments (in €)

Nordea Bank Danmark A/S
Christiansbro
Strandgade 3
DK-1401
Copenhagen K
Denmark

Fax: + 45 3333 5820/+ 45 3333 6690
FAO: International Loan Services

Nordea Bank Finland Plc	141,356,250
Satamaradankatu 5,
Helsinki
FIN-00020
Finland

Fax: + 358 753 6816
FAO: Tellervo Koski / Taina Salo

HSH Nordbank AG	84,893,750
Martensdamm 6
D-24103 Kiel
Federal Republic of Germany

Fax: +49 40 3333 34269
FAO: Matthias Happich/Jannita Werner - Shipping Department

Fortis Bank S.A./N.V.	42,500,000
23 Camomile Street
London EC3A 7PP

Fax: +44 207 444 8889
FAO: Paul Barnes / Raymond Ko

The Governor and Company of the Bank of Scotland	42,500,000
11 Earl Grey Street
Edinburgh EH3 9N

Fax: +44 207 0129 457
FAO: Iain Ross / Clayton Scott

DVB Bank AG, London Branch	29,750,000
80 Cheapside
London

EC2V 6EE
Fax: +44 207 618 9652
FAO: Alison Scoot – Loans Administration

SCHEDULE 2

The Co-Arrangers

HSH Nordbank AG
Martensdamm 6
D-24103 Kiel
Federal Republic of Germany

Fax: +49 40 3333 34269
FAO: Matthias Happich/Jannita Werner - Shipping Department

Fortis Bank S.A./N.V.
23 Camomile Street
London EC3A 7PP

Fax: +44 207 444 8889
FAO: Paul Barnes / Raymond Ko

The Governor and Company of the Bank of Scotland
11 Earl Grey Street
Edinburgh EH3 9N

Fax: +44 207 0129 457
FAO: Iain Ross / Clayton Scott

SCHEDULE 3

The Owners and the Vessels

Name of Owner	Country of Incorporation	Registered Office	Name of Vessel	Flag of Vessel

Silja Oyj Abp	Finland	Bulevardi 1A P.O. Box 659 FIN-00101 Finland	SILJA FESTIVAL	Sweden

Silja Oyj Abp	Finland	Bulevardi 1A P.O. Box 659 FIN-00101 Finland	SILJA SYMPHONY	Sweden

Silja Oyj Abp	Finland	Bulevardi 1A P.O. Box 659 FIN-00101 Finland	SILJA SERENADE	Finland

Silja Cruise AB	Sweden	Positionen 8 115 74 Stockholm Sweden	SILJA OPERA	Sweden

Sally AB	Finland	Torggatan 14 22100 Mariehamn Finland	FINNJET	Finland

Crown Cruise Line Incorporated S.A.	Panama	20th Floor Banco Continental Building PO Box 0816-01771 Panama 5 Republic of Panama	WALRUS	Panama

Seawind Line AB	Sweden	Positionen 8 115 74 Stockholm Sweden	STAR WIND	Sweden

SCHEDULE 4

The Approved Brokers

Fearnleys A/S
PO Box 1158 Sentrum
N-0107 Oslo
Norway

Tel:	+47 22 936 000
Fax:	+47 22 936 150

Simonship AB
Skeppsbron 16
S-111 30 Stockholm
Sweden

Tel:	+46 8 240310
Fax:	+46 8 204610

Brax Shipping AB
Engelbrektsgatan 26
S-411 37 Gothenburg
Sweden

Tel:	+46 31 18 3200
Fax:	+46 31 18 3260

SIGNED by	)
duly authorised for and on behalf	)
of SILJA OYJ ABP (as Borrower))

SIGNED by	)
duly authorised for and on behalf	)
of SILJA OYJ ABP (as an Owner))

SIGNED by	)
duly authorised for and on behalf	)
of SILJA CRUISE AB	)

SIGNED by	)
duly authorised for and on behalf	)
of SALLY AB	)

SIGNED by	)
duly authorised for and on behalf	)
of CROWN CRUISE LINE	)
INCORPORATED S.A.	)

SIGNED by	)
duly authorised for and on behalf	)
of SEAWIND LINE AB	)

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK DANMARK A/S	)
(as Lead Arranger))

SIGNED by	)
duly authorised for and on behalf	)
of HSH NORDBANK AG	)
(as a Co-Arranger)

SIGNED by	)
duly authorised for and on behalf	)
of FORTIS BANK S.A./N.V.	)
(as Co-Arranger))

SIGNED by	)
duly authorised for and on behalf	)
of THE GOVERNOR AND COMPANY	)
OF THE BANK OF SCOTLAND	)
(as Co-Arranger))

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK	)
DANMARK A/S (as a Bank))

SIGNED by	)
duly authorised for and on behalf	)
of HSH NORDBANK AG (as a Bank))

SIGNED by	)
duly authorised for and on behalf	)
of FORTIS BANK S.A./N.V. (as a Bank))

SIGNED by	)
duly authorised for and on behalf	)
of THE GOVERNOR AND COMPANY	)
OF THE BANK OF SCOTLAND	)
(as a Bank))

SIGNED by	)
duly authorised for and on behalf	)
of DVB BANK AG, LONDON BRANCH	)

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK DANMARK A/S	)
(as the Paying Agent))

SIGNED by	)
duly authorised for and on behalf	)
of NORDEA BANK FINLAND PLC	)
(as the Security Agent))

SIGNED by	)
duly authorised for and on behalf	)
of HSH NORDBANK AG	)
(as Documentation Agent))

APPENDIX A

Form of Drawdown Notice

To:                              Nordea Bank Danmark A/S

From:                  Silja Oyj Abp

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan and Revolving Credit Agreement dated                        2003 made between, amongst others, ourselves and yourselves (“the Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 2.3 of the Agreement, we irrevocably request that you advance a Drawing of [           ] to us on                   2003, which is a Business Day, by paying the amount of the Drawing to [                                                 ].

We warrant that the representations and warranties contained in Clause 4 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               2003; that no Event of Default nor Potential Event of Default has occurred and is continuing, and that no Event of Default or Potential Event of Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period].(1)

Yours faithfully

For and on behalf of

Silja Oyj Abp

(1)                                  First Drawing only

APPENDIX B

Form of Transfer Certificate

To:                              Nordea Bank Danmark A/S

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan and revolving credit facility agreement (as from time to time amended, varied, supplemented or novated “the Agreement”) dated                   2003, on the terms and subject to the conditions of which a secured loan facility of up to €215,000,000 and a revolving facility of €126,000,000 was made available to Silja Oyj Abp, by a syndicate of banks on whose behalf you act as paying agent.

1                                          Terms defined in the Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate.  The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2                                          The Transferor:-

2.1                                 confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2                                 requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Security Agent at its address for Communications specified in the Agreement.

3                                          The Transferee requests the Paying Agent to accept this certificate as being delivered to the Paying Agent pursuant to and for the purposes of clause 16.4 of the Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4                                          The Paying Agent (on its own behalf and on behalf of the Borrower and each of the Banks other than the Transferor) confirms its acceptance of this certificate for the purposes of clause 16.4 of the Agreement.

5                                          The Transferee confirms that:-

5.1                                 it has received a copy of the Agreement together with all other information which it has required in connection with this transaction;

5.2                                 it has not relied and will not in the future rely on the Transferor or any other party to the Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3                                 it has not relied and will not in the future rely on the Transferor or any other party to the Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Security Parties.

6                                          Execution of this certificate by the Transferee constitutes its representation to the Transferor and to all other parties to the Agreement that it has the power to become a party to the Agreement as a Bank on the terms of the Agreement and has taken all steps to authorise execution and delivery of this certificate.

7                                          The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Agreement will be assumed by it after delivery of this certificate to the Paying Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8                                          The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Security Documents or any document relating to any of the Security Documents, and assumes no responsibility for the financial condition of any of the Security Parties or for the performance and observance by the Security Parties of any of their obligations under any of the Security Documents or any document relating to any of the Security Documents and any conditions and warranties implied by law are expressly excluded.

9                                          The Transferee acknowledges that nothing in this certificate or in the Agreement shall oblige the Transferor to:-

9.1                                 accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2                                 support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any of the Security Documents of any obligations under any of the Security Documents.

10                                    The address and fax number of the Transferee for the purposes of clause 11.20 of the Agreement are set out in the Schedule.

11                                    This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12                                    This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1                                          Transferor:

2                                          Transferee:

3                                          Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Security Agent):

4                                          Transferor’s Commitment:

5                                          Amount transferred:

6                                          Transferee’s address and fax number for the purposes of clause 11.20 of the Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

Nordea Bank Danmark A/S as Paying Agent

for and on behalf of itself, the Borrower, each of the Owners, each of the Swap Banks and each of the Banks (other than the Transferor)

By:

Date:

APPENDIX C

Form of Compliance Certificate

To:                              Nordea Bank Danmark A/S

[Date]

Dear Sirs

Compliance Certificate

We refer to the Loan and Revolving Credit Agreement dated                                     2003 made between, amongst others, ourselves and yourselves (“the Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Compliance Certificate.

Pursuant to Clause 12.3.11(f) of the Agreement we hereby confirm that as at the date hereof:-

(1)                                  the Net Book Value is:

(2)                                  the Net Book Value Ratio is:

(3)                                  the Debt Service Coverage Ratio is:

(4)                                  the Liquidity Ratio is:

(5)                                  the Consolidated Cash Reserves are:

We further confirm that no Event of Default or Potential Event of Default has occurred and is continuing.

Yours faithfully

For and on behalf of
Silja Oyj Abp

APPENDIX D

Form of Deed of Subordination